Exhibit 2.1

ASSET PURCHASE AGREEMENT

AMONG

T-MOBILE US, INC.

SPRINT CORPORATION

AND

DISH NETWORK CORPORATION

DATED AS OF July 26, 2019

i

4.9	No Reliance	32

ARTICLE 5 PRE-CLOSING COVENANTS		32

5.1	Conduct of Business Prior to the Closing	32
5.2	Regulatory Approvals	34
5.3	Third Party Consents	37
5.4	Shared Contracts	38
5.5	Insurance	38
5.6	Exclusivity	39
5.7	Further Assurances	39
5.8	Access and Information	39
5.9	Financing; Financing Cooperation	40
5.10	Notice of Developments	41
5.11	Additional Covenants	41
5.12	Certain Commercial Relationships	42
5.13	Cooperation Regarding Onboarding	42

ARTICLE 6 EMPLOYEE MATTERS		42

6.1	Offer of Employment	42
6.2	Seller Benefit Plans	43
6.3	Benefit Levels	43
6.4	Service Credit	43
6.5	Terms of Coverage	43
6.6	401(k) Plan Benefits	44
6.7	Liability	44
6.8	Retention Incentives	44
6.9	Transaction Bonuses	44
6.10	WARN Act	44
6.11	No Third Party Beneficiaries	45

ARTICLE 7 TAX MATTERS		45

7.1	Mutual Cooperation	45
7.2	Payroll Tax Reporting	45
7.3	Allocation of Certain Taxes	45
7.4	Transfer Taxes	46

ARTICLE 8 INTELLECTUAL PROPERTY MATTERS		46

8.1	IP Transfers	46
8.2	Use of Retained Marks	47
8.3	Trade Secret License	47

ARTICLE 9 CONDITIONS TO CLOSING		47

9.1	Conditions to the Obligations of the Sellers and the Buyer	47
9.2	Conditions to the Obligations of the Buyer	48
9.3	Conditions to the Obligations of the Sellers	49

ARTICLE 10 CLOSING		49

10.1	Closing	49
10.2	Deliverables	50

ARTICLE 11 TERMINATION		51

11.1	Termination	51
11.2	Effect of Termination	52

ARTICLE 12 POST-CLOSING COVENANTS		52

12.1	Confidentiality	52
12.2	Access to Books and Records; Cooperation	54
12.3	Wrong-Pocket	54
12.4	Transfer Formalities and Costs	56
12.5	Insurance	56
12.6	Non-Solicitation	57
12.7	Additional Post-Closing Covenants	57

ARTICLE 13 INDEMNIFICATION		57

13.1	Indemnification by the Sellers	57
13.2	Indemnification by Buyer	58
13.3	Indemnification Claims	58
13.4	Survival of Representations and Warranties and Covenants	60
13.5	Treatment of Indemnification Payments	60
13.6	Limitations on Indemnification	60
13.7	Exclusivity of Remedy for Monetary Damages	61
13.8	Effect of Insurance and Other Recoveries	61
13.9	Effect of Investigation	61
13.10	Mitigation	61
13.11	No Recourse	62

ARTICLE 14 MISCELLANEOUS		62

14.1	Fees and Expenses	62
14.2	Further Actions	62
14.3	Governing Law	62
14.4	Waiver of Jury Trial	63
14.5	Submission to Jurisdiction	63
14.6	Specific Performance	63
14.7	Amendment	63
14.8	No Assignment	64
14.9	Waiver	64
14.10	Withholding	64
14.11	Notices	65
14.12	Complete Agreement	66
14.13	Publicity	66
14.14	Severability	66
14.15	Third Parties	66

14.16	Waiver of Conflicts	67
14.17	Bulk Transfer Laws	67
14.18	No Other Duties	67
14.19	Counterparts and Delivery	67

Annexes

Annex A	Table of Defined Terms

Exhibits

Exhibit A	Agreed Accounting Principles

Exhibit B	Example Net Working Capital Statement

Exhibit C	Form of MNSA

Exhibit D	Form of Short-Form IP Assignment Agreement

Exhibit E	Form of Site Option Agreement

Exhibit F	Form of Spectrum Purchase Agreement

Exhibit G	Form of Transition Services Agreement

Schedules

Schedule I	Specified Assets

Schedule II	Specified Liabilities

Schedule III	Transferred Contracts

Schedule IV	Transferred Intellectual Property

Schedule V	Shared Contracts

Schedule VI	Certain Information

Schedule 1.1(a)	Knowledge Parties

Schedule 1.1(b)	Permitted Encumbrances

Schedule 2.3(b)(i)(7)	Excluded Liabilities

Schedule 3.4(a)	Litigation

Schedule 3.5	Compliance with Law; Permits

Schedule 3.6	Financial Information

Schedule 3.7	Undisclosed Liabilities

Schedule 3.9	Tax Matters

Schedule 3.10	Employee Matters

Schedule 3.12	Intellectual Property

Schedule 3.14	Material Contracts

Schedule 3.16	Principal Suppliers and Principal Distributors

Schedule 5.1	Conduct of Business

Schedule 5.12	Certain Commercial Arrangements

Schedule 6.1	Business Employees

Schedule 6.8	Retention Agreements

Schedule 12.7	Additional Post-Closing Covenants

v

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of July 26, 2019 (this “Agreement”), is made by and among T-Mobile US, Inc., a Delaware corporation (“TMUS”), Sprint Corporation, a Delaware corporation (“Sprint” or the “Company” and collectively with TMUS, the “Sellers”) and DISH Network Corporation, a Nevada corporation (the “Buyer”). Each of TMUS, Sprint and the Buyer is referred to herein as a “Party”, and collectively as the “Parties”.

RECITALS

WHEREAS, TMUS and Sprint entered into that Business Combination Agreement dated as of April 29, 2018 (as it may be amended from time to time, the “NTM Merger Agreement”) pursuant to which Sprint will merge with a wholly-owned subsidiary of TMUS (such merger, the “NTM Merger”);

WHEREAS, the Buyer desires to acquire from the Sellers and the Sellers desire to sell to the Buyer the Company’s Boost Mobile, Virgin Mobile and Sprint-branded prepaid wireless businesses and the Company’s 800 MHz spectrum holdings;

WHEREAS, concurrently with the entry into this Agreement, the Parties have entered into a Stipulation and Order with the DOJ regarding this Transaction and the NTM Merger;

WHEREAS, in connection therewith, the Buyer and TMUS intend to enter into the Ancillary Agreements at or prior to the Closing Date;

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby; and

WHEREAS, the Sellers desire to transfer to the Buyer or its Subsidiaries, and the Buyer desires to assume from the Sellers certain assets, obligations and liabilities as specified in this Agreement, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“401(k) Plan” means the defined contribution retirement plan intended to qualify under Section 401(a) of the Code in which the Business Employees participate as of immediately prior to the Closing.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, in each case from time to time. The term “control” (including its correlative meanings “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided, however, that none of SoftBank Group Corp. (“SoftBank”), Deutsche Telekom AG (“DT”) and their respective Affiliates (as defined without giving effect to this proviso), other than the controlled Affiliates of Sprint and the controlled Affiliates of TMUS, shall be deemed to be an Affiliate of Sprint or of TMUS or any of their respective Subsidiaries.

“Agreed Accounting Principles” means GAAP, subject to the accounting methods, policies, principles, practices and procedures set forth in Exhibit A hereto, using the same accounting methods, policies, principles, practices and procedures, as were used in the preparation of the most recent select balance sheet accounts of the Company; provided that in the event of a conflict between GAAP, on the one hand, and the accounting methods, policies, principles, practices, procedures, classifications, judgments and estimation methodology used in the preparation of the most recent balance sheet of the Company, on the other hand, the terms of Exhibit A and the accounting methods, policies, principles, practices, procedures, classifications, judgments and estimation methodology used in the preparation of the most recent balance sheet of the Company shall apply.

“Amended and Restated Confidentiality Agreement” means that certain Amended and Restated Confidentiality Agreement entered into among the Buyer, the Company and TMUS, dated as of July 26, 2019, as modified, supplemented or amended from time to time in accordance with its terms.

“Ancillary Agreements” means the Bill of Sale and Assignment and Assumption Agreement, the Transition Services Agreement, the MNSA, the Site Option Agreement, the Spectrum Purchase Agreement and the Short-Form IP Assignment Agreement.

“Antitrust Laws” means the HSR Act, the Clayton Act, the Federal Trade Commission Act and all other antitrust, competition or trade regulation Laws, including all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Boost Business” means the prepaid wireless business conducted by the Company and its Subsidiaries under the Boost Mobile brand, but excluding the prepaid wireless business conducted by the Company under the Assurance Lifeline brand and excluding, for the avoidance of doubt, the prepaid wireless customers of each of Shentel and Swiftel.

“Business” means the Boost Business, Virgin Mobile Business and the Sprint Prepaid Business.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Claim Notice” means a written notification which contains (a) a description of the Losses incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Losses, to the extent then known and (b) a statement of the provisions under the Agreement upon which such claim is based.

“Claimed Amount” means the amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party (to the extent then known).

“Clayton Act” means the Clayton Antitrust Act of 1914, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond or other instrument or consensual obligation that is legally binding, but excluding any Plan.

“Controlling Party” means the party controlling the defense of any Third Party Claim.

“Current Assets” means, as of any particular time, without duplication, the sum of the amounts outstanding as of such time for each of the line items set forth under the heading “Current Assets” in the Example Net Working Capital Statement for the Company and its Affiliates in respect of the Business, as determined in accordance with the Agreed Accounting Principles and the Example Net Working Capital Statement, provided, that Current Assets, as reflected on the Example Net Working Capital Statement, shall not include Tax assets of the Company and its Affiliates in respect of the Business.

“Current Liabilities” means, as of any particular time, without duplication, the sum of the amounts outstanding as of such time for each of the line items set forth under the heading “Current Liabilities” in the Example Net Working Capital Statement for the Company and its Affiliates in respect of the Business, as determined in accordance with the Agreed Accounting Principles and the Example Net Working Capital Statement, provided, that Current Liabilities, as reflected on the Example Net Working Capital Statement, shall not include Tax liabilities of the Company and its Affiliates in respect of the Business.

“DOJ” means the United States Department of Justice or any successor entity thereto.

“DOJ Consent” means the consent, agreement and approval of the DOJ with respect to the Buyer, this Agreement and the transactions contemplated hereby, or as required under the DOJ Final Judgment or the Stipulation and Order the DOJ may file in any court in connection with the NTM Merger, in form and substance acceptable to the Sellers in their sole discretion, provided that (1) entry by the Sellers into the Stipulation and Order on the date hereof shall mean that such DOJ Consent in effect at such time is acceptable in form and substance to the Sellers and (2) the consummation of the NTM Merger shall mean that such DOJ Consent in effect at such time is acceptable in form and substance to the Sellers.

“DOJ Final Judgment” means any proposed final judgment the DOJ may file in any court, including a United States District Court, in connection with the NTM Merger, which shall include the DOJ Consent, as such proposed final judgment may be modified by, or with the approval of, any court, in each case in form and substance acceptable to the Sellers in their sole discretion, provided that (1) entry by the Sellers into the Stipulation and Order on the date hereof shall mean that such DOJ Final Judgment in the form contemplated by the Stipulation and Order entered into by the Sellers is acceptable in form and substance to the Sellers and (2) the consummation of the NTM Merger shall mean that such DOJ Final Judgment in effect at such time is acceptable in form and substance to the Sellers.

“Encumbrance” means any security interest, pledge, lien, license, mortgage, charge, covenant not to sue, purchase option, hypothecation, easement, title defect or other encumbrance of any kind, whether voluntary or imposed by applicable Law, and any agreement to give any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Example Net Working Capital Statement” means the example statement setting forth the calculation of Net Working Capital as of March 31, 2019 attached as Exhibit B hereto.

“Expected Claim Notice” shall mean a notice that, as a result of a Proceeding instituted by or written claim made by a Third Party, an Indemnified Party reasonably expects to incur Losses for which it is entitled to indemnification under Article 13.

“FCC” means the Federal Communications Commission or any successor entity thereto.

“FCC 214 Application” has the meaning set forth in Section 5.2(c).

“FCC 214 Approval” means the approval of the FCC 214 Application under the FCC’s streamlined processing procedures pursuant to 47 C.F.R. § 63.12, or if the FCC does not apply, or removes the FCC 214 Application from, its streamlined processing procedures, FCC approval shall be reflected either in the FCC’s International Bureau Filing System or by Public Notice.

“FCC Consent” means the order of the FCC approving the transfers of FCC licenses and spectrum leases associated with the NTM Merger.

“FCC MNSA Approval” means the approval of the MNSA by the FCC pursuant to Section IV of Attachment 2 of Seller’s FCC filing dated May 20, 2019, with such changes as the FCC may reasonably request.

“Fraud” means an act, committed by or on behalf of a Party and requires a knowingly false representation made herein (with respect to the Sellers, the making of the representations expressly set forth in Article 3 and with respect to the Buyer, the making of the representations expressly set forth in Article 4 or, in either the case of the Sellers or the Buyer, in any schedule, exhibit or certificate delivered in connection with the Transaction) which constitutes common law fraud under applicable Law.

“Governing Document” means, with respect to any Person, as applicable, such Person’s (a) Articles of incorporation, certificate of incorporation, certificate of formation, Articles of organization, Articles of association, certificate of limited partnership or other applicable similar organizational or charter documents relating to the creation or organization of such Person, and (b) bylaws, operating agreement, shareholder agreement, partnership agreement, or other applicable similar documents relating to the operation, governance or management of such Person.

“Governmental Authority” means any supra-national, or United States or foreign, national, federal, state, regional, municipal or local government (including any subdivision, court, tribunal, administrative agency or commission or other authority thereof) or any quasi-governmental authority, regulatory or administrative body or other private body exercising any legislative, judicial, regulatory, taxing, importing, self-regulatory or other governmental or quasi-governmental authority (including any stock exchange or antitrust authority).

“Governmental Order” means any decision, ruling, order, requirement, writ, injunction, decree, stipulation, determination, award, binding agreement or judgment issued or entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person at any specified time, any of the following Liabilities, obligations or undertakings (whether or not contingent and including, without limitation, any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts which would be payable in connection therewith): (a) for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities); (b) under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations that have been drawn down, in each case, to the extent of such draw; (c) for capitalized leases (as determined in accordance with GAAP) or to pay the deferred and unpaid purchase price of property or equipment; (d) pursuant to securitization or factoring programs or arrangements; (e) to maintain or cause to be maintained the financing, financial position or covenants of others or to purchase the obligations or property of others; (f) net cash payment obligations of such Person under swaps, options, forward sales contracts, derivatives and other hedging contracts, financial instruments or arrangements that may be payable upon termination or expiration thereof; (g) pursuant to guarantees or other arrangements having the economic effect of a guarantee of any obligation or undertaking of any other Person contemplated by the foregoing clauses (a) through (f) of this definition.

“Indemnified Party” means the Buyer Indemnified Party or the Seller Indemnified Party, as the case may be, entitled, or seeking to assert rights, to indemnification under Article 13.

“Indemnifying Party” means the Party from whom indemnification is sought by the Indemnified Party.

“Intellectual Property” means all of the following, anywhere in the world: Patents, Marks, Trade Secrets and other proprietary and confidential information and data, copyrights (including Software), database rights, technical drawings, designs, or other intellectual property rights (whether subject to registration or not) and all registrations and applications therefor and all renewals, extensions, restorations and reversions thereof.

“Inventory” means the inventory of handsets of the Company or any of its controlled Affiliates that relates exclusively or are otherwise allocated by the Company to the Business, wherever located, including all supplies, spare parts, and goods that relate exclusively to the Business or are otherwise allocated by the Company to the Business, whether held at any location or facility owned or leased by the Company or any of its Affiliates or in transit to the Company or any of its controlled Affiliates or held by third parties on behalf of or for use in the Business.

“Knowledge of the Sellers” or “Knowledge of such Seller” mean, with respect to the Sellers or with respect to such Seller, the actual knowledge, after reasonable inquiry, of the individuals set forth on Schedule 1.1(a).

“Law” means any United States federal, state or local, foreign, multinational or other law (including common law), statute, rule, ordinance, regulation or Governmental Order of any Governmental Authority.

“Liabilities” means all liabilities, risks, commitments and obligations of whatever kind and nature, primary or secondary, direct or indirect, asserted or unasserted, absolute or contingent, known or unknown, whether or not accrued.

“Loss” means any loss (including diminution in value), Liability, claim, damage, expense (including reasonable legal fees and expenses or other professional fees and expenses), court cost, amount paid in settlement, other expense associated with enforcing any right hereunder, expense for investigation and ongoing monitoring and remediation expense; provided, however, that “Loss” shall not include any punitive, indirect, consequential, special or incidental damages (except (x) to the extent of awarded to a Third Party in a Third Party Claim or (y) any indirect, consequential, special or incidental damages that are a reasonably foreseeable consequence of a breach hereunder).

“Marks” means trademarks, service marks, trade names, trade dress, business and corporate names, logos, trade styles, brand names, product names, domain names and reservations, web addresses, Internet number assignments, slogans, any other source identifiers of any kind or nature, together with all translations, localizations, adaptations, derivations and combinations thereof, including any common law rights, and any applications (including intent to use applications), registrations and renewals for any of the foregoing and the goodwill associated with the foregoing.

“Material Adverse Effect” means an event, development, circumstance, change or effect that has, individually or in the aggregate, a materially adverse effect on (a) the Transferred Assets and the Assumed Liabilities, taken as a whole, or the assets, Liabilities, results of operations or condition (financial or otherwise) of the Business, taken as a whole or (b) the ability of the Company to consummate the Transactions; provided, however, that for purposes of clause (a) above, no event, development, circumstance, change or effect resulting from or arising out of any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a “Material Adverse Effect” (i) events, developments, circumstances, changes or effects in economic, monetary, or financial conditions in the United States, including changes in prevailing interest rates, credit markets, or financial market conditions in or affecting the United States, (ii) events, developments, circumstances, changes or effects in the prepaid wireless service industry in the United States, (iii) events, developments, circumstances, changes or effects in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, (iv) earthquakes, hurricanes, tsunamis, typhoons, lightning, hailstorms, blizzards, tornadoes, droughts, floods, cyclones, mudslides, wildfires, weather conditions and other natural disasters, (v) changes in applicable Law or the interpretations thereof, (vi) changes in any acceptable accounting standards applicable to the Business or the interpretations thereof, (vii) any failure, in and of itself, by the Company and its Subsidiaries or the Business to meet any internal or published industry analyst projections or forecasts, or estimates of revenue or earnings for any period (it being understood that the facts and circumstances giving rise to such failure in this clause (vii) (that are not otherwise excluded from the definition of Material Adverse Effect by clauses (i)

through (vi) or clause (viii) hereof) may be taken into account in determining whether there is or has been a Material Adverse Effect), (viii) events, developments, circumstances, changes or effects directly resulting from the execution, announcement or pendency of this Agreement, the Ancillary Agreements, the transactions contemplated hereby or thereby or the identity of the Buyer or any of its Affiliates as the acquiror of the Transferred Assets (provided that the exception in this clause (viii) shall not apply to any representation regarding non-contravention, including Section 3.3), and (ix) the consummation of the NTM Merger in accordance with its terms (provided that the exception in this clause (ix) shall not apply to any representation regarding non-contravention, including Section 3.3)); provided, further, that, with respect to clauses (i) through (vi) such event, development, circumstance, change or effect will be taken into account in determining whether a Material Adverse Effect has occurred or is occurring to the extent it disproportionately adversely affects the Business (taken as a whole) relative to other companies operating in the prepaid wireless service industry in the United States.

“MNSA” means the mobile virtual network operator agreement in the form attached to this Agreement as Exhibit C, as may it be amended in order to obtain the FCC MNSA Approval.

“Net Working Capital” means an amount equal to Current Assets (less the carrying value of Rejected Inventory) minus Current Liabilities of the Company and its controlled Affiliates in respect of the Business as of 12:01 a.m. Eastern Time on the Closing Date.

“Non-Controlling Party” means the party not controlling the defense of any Third Party Claim.

“NTM Network” means the “T-Mobile Network” as such term is defined in the MNSA.

“Ordinary Course of Business” means, with respect the Company, the ordinary course of business of the Company and its Subsidiaries in respect of the Business, consistent with past practice.

“Parent Affiliates” means SoftBank and its Affiliates (other than the controlled Affiliates of TMUS) and DT and its Affiliates (other than the controlled Affiliates of Sprint).

“Patents” means patents, utility models, design patents and registered designs.

“Permit” means permit, license, registration, certificate, approval, franchise, variance and similar authorizations in respect of the Transferred Assets and issued by or obtained from any Governmental Authority.

“Permitted Encumbrances” means, as applicable (i) Encumbrances (A) specifically reflected or specifically reserved against or otherwise disclosed in the Financial Information set forth on Schedule 3.6 or (B) incurred in the Ordinary Course of Business since the date of the Financial Information set forth on Schedule 3.6, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the Ordinary Course of Business, (iii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business (but not breaches thereof), (iv) Encumbrances which do not, individually or in the aggregate, materially impair the value of the applicable Transferred Asset or the continued use and operation of the applicable Transferred Asset to which they relate in the conduct of the applicable Business as presently conducted or as anticipated to be conducted, (v) Encumbrances for Taxes and other governmental charges (A) that are not yet due or payable or which may thereafter be paid without penalty, or (B) which are being contested in good faith and that are, in the case of this clause (B), not material in amount or effect on the Business, (vi) licenses of Transferred Intellectual Property in the Ordinary Course of Business, (vii) Encumbrances arising under Indebtedness or Contracts that will be terminated, be released or will no longer apply upon consummation of the NTM Merger in accordance with its terms, and (viii) Encumbrances set forth in Schedule 1.1(b). For the avoidance of doubt, the Permitted Encumbrances in clause (vii) will not constitute a “Permitted Encumbrance” at the Closing.

“Person” means any individual, sole proprietorship, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, company, limited liability company or other entity or a Governmental Authority.

“Personal Information” means any information that identifies or could reasonably be used to identify an individual, browser or device that identifies a specific person and any other personally identifying information that is subject to any applicable Laws.

“Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject thereto), and each other employee benefit or compensatory plan, program, contract, policy, practice, agreement or arrangement, whether or not in writing and whether or not funded, in each case, sponsored or maintained by the Company or a Subsidiary of the Company (as determined immediately prior to the date of this Agreement) and which provides compensation and/or benefits to any Business Employee, including any employment, consulting, retirement, severance, termination or change in control agreements, and any plans or agreements providing for deferred compensation, equity-based incentives, bonuses, supplemental retirement, profit sharing, medical, welfare, vacation or fringe benefits or other employee benefits or remuneration of any kind, but excluding any plan, program, agreement or arrangement required by applicable Law or regulation (e.g., government mandated severance plans).

“Proceeding” means any lawsuit, arbitration, claim, action, administrative or regulatory challenge or proceeding.

“Records” means books of account, ledgers, general, financial and accounting records, files, invoices, customer and supplier lists, other distribution lists, customer billing and credit records, sales and promotional literature, manuals and marketing studies, communications, accounting, sales and business files and records, property records, Tax records, product records, records related to licenses, records, files and documents with regard to the preparation, filing, prosecution, granting, maintenance and defense of Registered Intellectual Property included in the Transferred Intellectual Property, and other files and records, in each case, whether maintained in electronic or physical form, as applicable.

“Registered Intellectual Property” means all registrations and applications for Patents, Marks and copyrights that have been filed with any Governmental Authority anywhere in the world, including the United States Patent and Trademark Office and the United States Copyright Office.

“Regulatory Approvals” means the DOJ Consent, the FCC Consent, the FCC 214 Approval and the FCC MNSA Approval and any other material approvals required by Governmental Authorities in connection with the NTM Merger or the Transaction.

“Representatives” means, in relation to any Party, its directors, officers, employees, agents, advisers, investment bankers, accountants, consultants and actual or potential debt and equity financing sources.

“Retained Mark” means any Mark owned by or licensed to Sellers or any of their Subsidiaries that is not included in Transferred Intellectual Property.

“Shared Contract” means (a) the Contracts set forth on Schedule V, (b) any Contract that both (1) involves, or is reasonably expected to involve, in each case solely with respect to the Business, annual revenue in excess of $500,000 and (2) is designated by Buyer, by written notice to Sellers prior to the Closing, to be a Shared Contract pursuant to Section 5.4(a) and (c) any Contract identified by Buyer and Seller pursuant to Section 5.4(a) that is entered into by the Company or any of its Subsidiaries with a Third Party to obtain goods or services that relates both to the Business (or the Transferred Assets) and the other business of the Company and its Subsidiaries (or to the Excluded Assets).

“Shentel” means Shenandoah Telecommunications Company.

“Short-Form IP Assignment Agreement” means the short-form IP assignment agreement substantially in the form attached to this Agreement as Exhibit D.

“Site Option Agreement” means the option to purchase certain decommissioned cell tower and retail store sites in substantially the form attached hereto as Exhibit E.

“Software” means software in object code and source code format.

“Solvent” means, with respect to a Person, that, as of any date of determination, (a) the amount of the fair saleable value of the assets of such Person will, as of such date, exceed (i) the value of all liabilities of such Person, including contingent and other liabilities, as of such date, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to timely pay and satisfy its liabilities and other obligations, including contingent and other liabilities, when and as they mature. For purposes of this definition, “not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “be able to timely pay and satisfy its liabilities and other obligations, including contingent and other liabilities, when and as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Specified Assets” means (a) the Current Assets as of 12:01 a.m. Eastern Time on the Closing Date, including all Inventory, except for Rejected Inventory, (b) the Transferred Records, (c) the Transferred Contracts, (d) to the extent transferrable under applicable Law, in whole or in part, all rights to all causes of action, Proceedings, judgments or defenses against third parties and demands of any nature arising on or after the Closing Date, whether arising by way of counterclaim or otherwise, in each case to the extent (and only to the extent) related to any Transferred Asset or Assumed Liability, except for claims or refunds for any Taxes for a period (or portion thereof) ending on or before the Closing Date, (e) to the extent transferable under applicable Law, all Permits (and all applications therefor) used exclusively in, or obtained exclusively for, the operation of the Business, (f) all purchase orders or other commitments exclusively related to the Business that remain unfulfilled as of the Closing, other than as expressly included in the Excluded Assets; (g) the Transferred Intellectual Property, (h) all personnel Records to the extent (and only to the extent) pertaining to the Transferred Employees, to the extent permitted by applicable Law, (i) all rights, claims and credits (including all guaranties, warranties, indemnities and similar rights) of the Sellers or any of their respective controlled Affiliates to the extent (and only to the extent) related to any Transferred Asset or Assumed Liability, (j) all rights to all insurance causes of action, Proceedings or judgments or other rights the Sellers or any of their respective Affiliates may have for insurance coverage under any past and present occurrence-based policies and occurrence-based insurance contracts insuring the Business or the Transferred Assets, to the extent a covered loss with respect to the Transferred Assets is incurred thereunder, net of any applicable deductible and net of any reasonable and unreimbursed out-of-pocket costs of recovery, in each case including any and all proceeds under any of Sellers’ or any of their controlled Affiliates’ Third Party insurance policies written prior to the Closing in connection with (A) the damage or destruction of any of the Transferred Assets from and after the date hereof and prior to the Closing that is, or would have been but for such damage or destruction, included in the Transferred Assets or (B) any Assumed Liability; (k) all vehicle leases and personal computers exclusively related to the Business, wherever located, (l) all prepaid wireless customer accounts of the Business, (m) goodwill solely to the extent associated with the Business, (n) funding commitments from handset manufacturers to the extent associated with Inventory that is not Rejected Inventory, (o) purchase orders to the extent identified to Buyer pursuant to Section 5.11(b), (p) a 100% undivided participation interest in the retail installment agreements for handsets held by customers of the Business pursuant to the Participation Agreement contemplated by the Transition Services Agreement, and (q) the other assets set forth on Schedule I.

“Specified Liabilities” means (a) the Current Liabilities as of 12:01 a.m. Eastern Time on the Closing Date, (b) all Liabilities to the extent required to be performed on or after the Closing under Transferred Contracts, Permits, approval or authorization constituting part of the Transferred Assets, including any and all of the Buyer’s portion of the Shared Contracts, (c) any and all Liabilities to the extent relating to Taxes attributable to or imposed on the Business or the Transferred Assets for any period (or portion thereof) beginning after the Closing Date; (d) any Transfer Taxes for which Buyer is liable pursuant to Section 7.4; (e) subject to Section 6.8, any and all Liabilities relating to the Transferred Employees with respect to any period (or portion thereof) commencing on or after the Closing Date, including the Retention Agreements; (f) individual customer accommodations (i.e., customer credits or similar customer retention offerings) provided to customers in the ordinary course of business following Closing relating to ordinary course customer complaints whether arising prior to, at or after the Closing; provided that this shall not include any Proceedings initiated by any customer or any putative class action matter, in each case to the extent relating to periods prior the Closing, (g) all insurance premiums, retroactive premiums, premium adjustments and any out-of-pocket costs or expenses associated with collecting the insurance proceeds included in the Specified Assets, (h) all Liabilities associated with purchase orders or other commitments exclusively related to the Business that remain unfulfilled as of the Closing, other than as expressly included in the Excluded Liabilities and (i) the Liabilities set forth on Schedule II.

“Spectrum Purchase Agreement” means the license purchase agreement between TMUS and the Buyer in substantially the form attached hereto as Exhibit F.

“Sprint Prepaid Business” means the prepaid wireless customers of the Company and its Subsidiaries under the Sprint brand, but excluding the prepaid wireless business conducted by the Company under the Assurance Lifeline brand and excluding, for the avoidance of doubt, the prepaid wireless customers of each of Shentel and Swiftel.

“Subsidiary” means any Person of which any of TMUS, Sprint, the Buyer or any other Person, as the case may be, owns, directly or indirectly, a majority of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Person, or otherwise owns, directly or indirectly, such capital stock or other equity interests that would confer control of any such Person, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

“Swiftel” means Swiftel Communications, Inc.

“Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise production, value added, occupancy, and other taxes imposed by a Taxing Authority, together with all interest, penalties or additions to tax attributable to such taxes.

“Tax Return” means any report, return, statement or other written information (including elections, declarations, disclosures, estimates and information returns) supplied or required to be supplied to a Taxing Authority in connection with any Taxes and any schedule thereof or any amendment thereto.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Termination Date” means the date that is 90 days following the closing of the NTM Merger.

“Third Party” means, with respect to any specified Person, any other Person who is not an Affiliate of such specified Person (other than Governmental Authority).

“Third Party Claim” means any Proceeding by a Person other than the Buyer or the Sellers for which indemnification may be sought by an Indemnified Party under Article 13.

“Trade Secrets” means confidential or proprietary trade secrets meeting the definition of a trade secret under the Uniform Trade Secrets Act or other similar legislation or common laws governing protection of trade secrets or confidential information anywhere in the world, including information, know-how, data and databases.

“Transaction” means the transactions contemplated by this Agreement.

“Transaction Bonuses” means any transaction bonuses payable by the Sellers or their Affiliates on or after the Closing to the Transferred Employees.

“Transaction Process” means all matters, whether occurring before or after the date of this Agreement and prior to the Closing, relating to the sale of the Transferred Assets and assumption of Assumed Liabilities and all activities in connection therewith, including matters relating to the drafting, negotiation or interpretation of any of the provisions of this Agreement, or the determination of the allocation of any assets or Liabilities pursuant to the foregoing agreement or the transactions contemplated thereby.

“Transferred Contract” means (i) any Contract that relates exclusively to the Business, (ii) any Contract set forth on Schedule III, and (iii) that portion of any Shared Contracts that is identified by Buyer and Seller as reasonably necessary for Buyer to continue operation of the Business upon termination of any service provided under the Transition Services Agreement.

“Transferred Intellectual Property” means (a) all Intellectual Property owned by the Company and its Subsidiaries and exclusively used in the Business, (b) any Software used either in (i) prepaid mobile applications or (ii) websites, in each case of (i) and (ii), that are exclusively related to the Business or that are otherwise set forth on Schedule IV, to the extent the Intellectual Property therein is owned by the Company or one or more of its Subsidiaries, and (c) all Intellectual Property set forth on Schedule IV.

“Transaction Expenses” means, except as otherwise provided in this Agreement, all fees, costs and expenses of the Sellers incurred or payable by Sellers, their Affiliates or the Business in connection with the Transaction Process, this Agreement (and its performance hereunder) and the consummation of the Transaction or otherwise in connection with Sellers’ exploration of alternatives relating to the Business that are unpaid as of the Closing, including (a) to professionals (including investment bankers, attorneys, accountants, brokers and other consultants and advisors) retained by the Sellers or any of their Affiliates that performed services in connection with the negotiation of this Agreement and the Ancillary Agreement and execution of this Agreement, the Ancillary Agreements and the consummation of the Transaction that are unpaid as of the Closing and (b) any expenses incurred by the Sellers in connection with the transactions contemplated by this Agreement for which any Seller or any of their Affiliates is liable.

“Transferred Records” means all Records in the possession and control of the Company or its Subsidiaries, to the extent a transfer is permitted by Law, to the extent (and solely to the extent) that they relate to (i) the Transferred Assets, (ii) the Assumed Liabilities or (iii) the Business; provided, however, that if any Records contain any information of Sellers or any of their respective Affiliates not related to the Business or not related to the employment of the Transferred Employees, Sellers may elect to redact those portions of such Records to the extent pertaining to such other information or, in Sellers’ discretion, Sellers may deliver unredacted copies of such Records containing information not related to the Business or not related to the employment of the Transferred Employees but such information shall be subject to the confidentiality provisions of this Agreement, shall remain the property of the Sellers, and Buyer shall have no rights with respect to such information; provided, further, that Transferred Records shall not include any Tax Return or other Tax records, other than those (or portions thereof) relating exclusively to the Business, the Transferred Assets or the Assumed Liabilities.

“Transition Services Agreement” means the transitional services agreement substantially in the form attached to this Agreement as Exhibit G.

“Virgin Mobile Business” means the prepaid wireless business conducted by the Company and its Subsidiaries under the Virgin Mobile brand, but excluding the prepaid wireless business conducted by the Company under the Assurance Lifeline brand and excluding, for the avoidance of doubt, the prepaid wireless customers of each of Shentel and Swiftel.

“Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

1.2 Table of Defined Terms. A table of defined terms is set forth in Annex A.

1.3 Principles of Interpretation. As used in this Agreement:

(a) The meanings of the defined terms are applicable to both the singular and plural forms thereof;

(b) Reference to any Person includes such Person’s successors and permitted assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c) Reference to any gender includes each other gender;

(d) Reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(e) The terms “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision thereof;

(f) Unless the context indicates otherwise, the term “or” is used in the inclusive sense of “and/or”;

(g) Relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(h) References to documents, instruments or agreements shall be deemed to refer as well to all addenda, Exhibits, Schedules or amendments thereto;

(i) The phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”;

(j) The word “will” shall be construed to have the same meaning and effect as the word “shall”;

(k) The Preamble, schedules and exhibits of this Agreement form an integral part thereof, and any reference to this Agreement shall include the Preamble, schedules and exhibits thereof;

(l) The headings used in this Agreement have been adopted by the Parties for ease of reference only and shall not influence the meaning or interpretation of this Agreement;

(m) Except as specified otherwise or if the context otherwise requires, references to Articles, Sections, Schedules and Exhibits are made to the articles, sections, schedules and exhibits of this Agreement;

(n) Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and “without limitation” and shall not limit the sense of the words preceding those terms; and

(o) The terms “furnished,” “provided,” “made available” and words of similar import shall refer to those items so provided no later than one (1) Business Day prior to the date of this Agreement.

(p) References to “$”, “Dollar” or “dollar” are references to the lawful currency of the United States of America.

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall, or shall cause their respective Subsidiaries to, sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from Sellers and their Subsidiaries all the right, title and interest of the Company and its Subsidiaries, free and clear of all Encumbrances, other than Permitted Encumbrances, in, to and under (i) all assets held by the Company and its Subsidiaries exclusively used in the Business, other than the Specified Assets, and (ii) the Specified Assets (collectively, the “Transferred Assets”), for (x) the Purchase Price and (y) the Buyer’s assumption of all of the Assumed Liabilities to be paid, performed and discharged when due.

(b) Upon the terms and subject to the conditions set forth in this Agreement, prior to the Closing, the Sellers may, and may cause their respective Subsidiaries to, make such contributions, transfers, assignments and acceptances, such that, upon the consummation of such contributions, transfers, assignments and acceptances, the Sellers or their respective designees shall own the Excluded Assets and shall be responsible for the Excluded Liabilities, without further recourse to the Buyer. In furtherance of the foregoing, (i) the Sellers or their respective designees shall retain, and the Buyer shall not acquire, any interest in the Excluded Assets, and (ii) the Sellers or their respective designees shall retain, and the Buyer shall not assume, any Excluded Liability.

2.2 Excluded Assets.

(a) Notwithstanding anything to the contrary set forth herein, the Transferred Assets shall not include any Excluded Assets.

(b) “Excluded Assets” means all assets and properties of the Sellers and their respective Affiliates that are not Transferred Assets, including, in each case with respect to the Sellers and their respective Affiliates:

(i) all cash and cash equivalents of the Sellers and their respective Affiliates;

(ii) all cash and other assets of or relating to any employee benefit plan, program or arrangement or related trust in which any employees of the Sellers or their respective Affiliates participate (including the Plans and related trusts), other than the Retention Agreements;

(iii) all rights, claims and credits (including all guarantees, warranties, indemnities and similar rights) of the Sellers or any of their respective Affiliates to the extent relating to any Excluded Asset or any Excluded Liability, including any and all such rights, claims and credits arising under insurance policies in favor of the Sellers and their respective Affiliates relating to any Excluded Asset or any Excluded Liability;

(iv) any Tax assets (including any refund or credit of Taxes, and including any interest paid or credited with respect thereto) of any Seller or their respective Affiliates, or otherwise relating to the Transferred Assets or the Business attributable to any taxable period (or portion thereof) ending on the Closing Date;

(v) all insurance policies and insurance contracts insuring the Business or the Transferred Assets, other than as expressly included in the Specified Assets;

(vi) all rights of the Sellers and their respective Affiliates under this Agreement and the other agreements and instruments executed and delivered in connection with this Agreement (including the Ancillary Agreements);

(vii) all proprietary materials used for the Sellers’ or their respective Affiliates’ human resource program and supporting documentation thereto;

(viii) other than the Transferred Intellectual Property, all other Intellectual Property owned or held for use by any Seller or its Affiliates and its and their Third Party licensors;

(ix) other than the Transferred Contracts, all Contracts to which any Seller or its Affiliates is a party;

(x) all real property held or leased by any Seller or any of its Affiliates;

(xi) all Rejected Inventory and all purchase orders or other commitments (including funding commitments from handset manufacturers) to the extent such order or commitment contemplates the acquisition of Rejected Inventory;

(xii) any Counsel Communications;

(xiii) the following Records: (1) personnel Records for employees who are not Transferred Employees, (2) Records to the extent relating to any Excluded Asset or Excluded Liability, (3) Tax Returns or work papers relating to Tax or copies thereof, (4) Records prepared in connection with the Transaction Process and the Transaction, including bids received from other parties and analyses relating to the Businesses, (5) Records in the possession and control of the Sellers or any of their respective Affiliates that are not Transferred Records, and (6) copies of the Records (including otherwise Transferred Records) retained by the Sellers or their respective Affiliates in accordance with bona fide document retention policies or in order to perform their respective obligations under the Transition Services Agreement or MNSA;

(xiv) all tangible and intangible wireless network and spectrum assets;

(xv) all assets to the extent relating to (1) the prepaid wireless business conducted by the Company under the Assurance Lifeline brand and (2) the prepaid wireless customers and distributors of each of Shentel and Swiftel;

(xvi) all furniture, fixtures, furnishings, equipment, machinery, leasehold improvements, tools and other tangible personal property (other than Inventory), wherever located (including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person), other than as expressly included in the Specified Assets;

(xvii) other than the Transferred Intellectual Property, all computers, computer Software, hardware, servers, workstations, routers, hubs, switches, data communications lines, firmware, networks, and all other information technology equipment, other than as expressly included in the Specified Assets;

(xviii) all claims of the Company or any of its Affiliates under any Contract in respect of breaches by any party to such Contract (other than the Company and its Affiliates) to the extent such breaches occurred prior to the Closing; and

(xix) all Contracts that are retail installment agreements for handsets entered into by the Company or any of its Affiliates.

2.3 Assumption of the Liabilities.

(a) Upon the terms and subject to the conditions of this Agreement, effective as of the Closing, but subject to Section 2.3(b), the Buyer shall assume and become responsible to perform, discharge and pay when due, all of the (i) Liabilities arising out of or relating to the ownership, operation or use of the Transferred Assets or the operation or conduct of the Business from and after the Closing Date but solely to the extent such Liabilities actually arise out of or relate to the ownership, operation or use of the Transferred Assets or the conduct of the Business on or after the Closing Date, and (ii) the Specified Liabilities (collectively, the “Assumed Liabilities”); provided, however, that Taxes shall be Assumed Liabilities only to the extent such Taxes are (i) described in sections (d) and (e) of the definition of Specified Liabilities contained herein, or (ii) Assumed Liabilities pursuant to Section 7.3.

(b) Notwithstanding any other provision of this Agreement, the Buyer shall not assume any Excluded Liability, each of which shall be retained and paid, performed and discharged when due by the Sellers and their respective Affiliates. The term “Excluded Liability” means

(i) any and all Liabilities of the Sellers and their respective Subsidiaries other than the Assumed Liabilities, including the following (except to the extent constituting Specified Liabilities):

(1)	all Liabilities arising out of or relating to the ownership, operation or use of the Transferred Assets or the conduct of the Business before the Closing Date;

(2)	all Indebtedness (other than Indebtedness to the extent actually included in the calculation of Net Working Capital set forth in the Final NWC Statement);

(3)	all Liabilities to the extent arising out of or relating to any Excluded Asset;

(4)	all Transaction Expenses;

(5)

all Taxes of the Sellers and their respective Affiliates that are attributable to taxable periods (or portions thereof) ending on or prior to the Closing Date (determined, as applicable, in accordance with Section 7.3), any income Taxes of Sellers and their respective Affiliates triggered on the sale of the Transferred Assets, and any Transfer Taxes for which Sellers are liable pursuant to Section 7.4;

(6)

all Liabilities arising out of or relating to the employment of any Business Employee (or any dependent or beneficiary of any Business Employee) by the Sellers and/or their Affiliates, to the extent arising out of events occurring prior to the Closing Date, except to the extent that any such Liabilities are expressly assumed by the Buyer under Article 6;

(7)	the Liabilities set forth on Schedule 2.3(b)(i)(7); and

(8)	all Liabilities associated with purchase orders and accounts payable or other commitments to the extent such purchase orders or other commitments contemplate the acquisition of Rejected Inventory; and

(ii) all Liabilities to the extent relating to Taxes attributable or imposed on the Business or the Transferred Assets for any period (or portion thereof) ending on or prior to the Closing Date, but excluding (A) Liabilities to the extent relating to Taxes that are Assumed Liabilities pursuant to Section 7.3 and (B) any Transfer Taxes for which Buyer is liable pursuant to Section 7.4.

(c) Each of the Buyer’s and the Sellers’ obligations under this Section 2.3 shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any Ancillary Agreement or any right or alleged right to indemnification pursuant to Article 13.

2.4 Purchase Price. The purchase price to be paid by the Buyer in consideration for all of the Sellers’ and their Affiliates’ right, title and interest in, to and under the Transferred Assets (the “Purchase Price”) shall be $1,400,000,000, plus the Net Working Capital as of 12:01 a.m. Eastern Time on the Closing Date (as determined by Section 2.5 below, which may be a negative number).

2.5 Certain Adjustments to Purchase Price.

(a) Estimated NWC Statement. The Sellers shall deliver to Buyer no later than ten (10) Business Days after the Closing Date a closing statement (the “NWC Statement”) signed by an appropriate officer of TMUS or its Subsidiaries setting forth Sellers’ good faith calculation of the amount of Net Working Capital as of 12:01 a.m. Eastern Time on the Closing Date, which shall take into account, and set forth as separate line items, all provisions establishing the basis for such calculation of the Net Working Capital, in each case together with supporting documentation used by the Sellers in calculating such amounts. The NWC Statement (including the calculations therein) shall be prepared in accordance with the Agreed Accounting Principles and the Example Net Working Capital Statement; provided, that Net Working Capital shall also be calculated in accordance with the definition of that term herein (and any other defined terms incorporated therein).

(b) Reasonable Access. From and after the Closing, the Sellers shall, and shall cause their Affiliates to, on reasonable prior notice to the Sellers and subject to the execution of customary work paper access letters if requested by accountants of the Sellers, (i) provide the Buyer and its Representatives with reasonable access during normal business hours to the facilities, Records and work papers of the Business and (ii) cooperate with and assist the Buyer and its Representatives in connection with the review of such materials, including by making available their employees, accountants and other personnel to the extent reasonably requested, in each case in connection with the Buyer’s review of the NWC Statement; provided, that, in the event that Sellers do not provide such access or cooperation reasonably requested by the Buyer or any of its Representatives within two (2) Business Days of any request therefor (or, such shorter period as may remain in the Review Period), the Review Period will be extended by one (1) Business Day for each additional day required for Sellers to fully respond to such request.

(c) Notice of Objection.

(i) If the Buyer has any objections to the NWC Statement, it shall deliver to the Sellers a written statement (a “Notice of Objection”) setting forth in reasonable detail the particulars of such disagreement (including the specific items in the NWC Statement that are in dispute and the nature and amount of any disagreement so identified) not later than thirty (30) days after the Buyer’s receipt of the NWC Statement (such thirty (30)-day period, subject to adjustment pursuant to Section 2.5(b) above the “Review Period”). If the Buyer fails to deliver a Notice of Objection within the Review Period (or applicable later date if such period is tolled), the NWC Statement and the amount set forth therein shall be deemed to have been accepted by the Buyer and shall be deemed final and binding upon all of the Parties. If the Buyer delivers a Notice of Objection to the Sellers within the Review Period, the Sellers and Buyer shall work in good faith to resolve the Buyer’s objections within the thirty (30)-day period following the delivery of the Notice of Objection.

(ii) If the Buyer has no objections to the NWC Statement, the Buyer may deliver to the Sellers a written statement stating that it has no objections to the NWC Statement during the Review Period (such notice, a “Notice of No Objections”). In the case that the Buyer delivers a Notice of No Objection, there shall be no Review Period and the NWC Statement delivered by the Sellers shall be deemed the Final NWC Statement.

(d) Resolution of Dispute. In the event that the Sellers and the Buyer are unable to resolve in writing any of the Buyer’s objections in the Notice of Objection within the thirty (30)-day period (or such longer period as may be agreed by the Buyer and the Sellers) following the delivery of a Notice of Objection, the resolution of all unresolved items (“Disputed Items”) shall be submitted to Ernst & Young LLP (or such other independent accounting firm of recognized national standing in the United States as may be mutually selected by the Buyer and the Sellers) (such accounting firm, the “Accounting Firm”) to resolve any remaining disagreements, provided, however, that if Ernst & Young LLP would not have a substantial conflict at the time of its appointment due to one or more accounting relationships with the Buyer or the Sellers, the Buyer and the Sellers shall mutually select an alternative independent accounting firm of recognized national standing in the United States. The Buyer shall execute any agreement reasonably required by the Accounting Firm for its engagement hereunder. The Sellers shall, promptly (but in any event within ten (10) Business Days) following the formal engagement of the Accounting Firm, provide the Accounting Firm (copying the other upon submission) with a written presentation setting forth its calculations of and assertions regarding the Disputed Items and shall allow the Accounting Firm to conduct an independent analysis and audit of the Disputed Items using the Agreed Accounting Principles and the Example Net Working Capital Statement and taking into account the definition of that term herein (and any other defined terms incorporated therein). The Accounting Firm shall be instructed to render its determination with respect to such Disputed Items as soon as reasonably practicable (which the Parties agree shall not be later than forty-five (45) days following the formal engagement of the Accounting Firm). The Parties agree that the purpose of the adjustment contemplated by this Section 2.5 is to measure the amount of Net Working Capital as of 12:01 a.m. Eastern Time on the Closing Date using the Agreed Accounting Principles and the Example Net Working Capital Statement and taking into account the definition of that term herein (and any other defined terms incorporated therein). The determination of the Accounting Firm, acting as an expert and not an arbitrator, with respect to any such disagreements shall be binding and final for purposes of this Agreement. The term “Final NWC Statement” as used in this Agreement shall mean the NWC Statement that is deemed final in accordance with Section 2.5(c) or the NWC Statement resulting from the determinations made by the Accounting Firm in accordance with this Section 2.5(d), as applicable. The term “Final Purchase Price” as used in this Agreement shall mean the Purchase Price plus the Net Working Capital (which may be a negative number) set forth in the Final NWC Statement.

(e) Accounting Firm Fees. The Accounting Firm shall allocate its costs and expenses between Buyer and the Sellers based on the percentage of the aggregate contested amount submitted to the Accounting Firm that is ultimately awarded to the Buyer, on the one hand, or the Sellers, on the other hand, such that the Buyer bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to the Sellers and the Sellers bear a percentage of such costs and expenses equal to the percentage of the contested amount awarded to the Buyer.

(f) Adjustment Payments. Within two (2) Business Days following the determination of the Final NWC Statement, (x) the Buyer or the Sellers shall make an additional payment in immediately available funds in respect of the Purchase Price (if applicable) as follows:

(i) if the Net Working Capital reflected on the Final NWC Statement is a positive number, the Buyer shall pay the Sellers the amount of such Net Working Capital.

(ii) if the Net Working Capital reflected on the Final NWC Statement is a negative number, the Sellers shall pay the Buyer the absolute value of such Net Working Capital; or

(iii) if the Net Working Capital reflected on the Final NWC Statement is zero, then neither the Buyer nor Seller shall have any payment obligation pursuant to this Section 2.5(f).

Any payment pursuant to this Section 2.5(f) shall be treated as an adjustment to the Purchase Price for all tax purposes. No Losses may be claimed under Article 13 or otherwise by any Indemnified Party to the extent such Liabilities are reflected in the Net Working Capital set forth in the Final NWC Statement pursuant to this Section 2.5.

2.6 Allocation of the Purchase Price.

(a) Within ninety (90) days after the final determination of the Final Purchase Price pursuant to Section 2.5, the Sellers will provide the Buyer with a statement (or statements) (the “Asset Acquisition Statement”) with the Sellers’ proposed allocation of the Final Purchase Price (plus any other amounts, including Assumed Liabilities, to the extent properly taken into account as consideration for applicable Tax purposes) among the Transferred Assets and, if applicable, the Ancillary Agreements and any other rights transferred hereunder or thereunder in accordance with Section 1060 of the Code (and any other applicable state, local or non-U.S. Law). The Buyer may, within thirty (30) days after receiving such Asset Acquisition Statement, propose to the Sellers in writing any changes to such Asset Acquisition Statement that are consistent with applicable Law (the “Allocation Notice of Objection”), and if the Buyer does not deliver such a Notice of Objection within such period, the Buyer shall be deemed to have accepted such proposed Asset Acquisition Statement and it shall become final and binding on the Parties. If the Buyer delivers a Notice of Objection, then the Buyer and the Sellers will endeavor in good faith to resolve any differences with respect to the Asset Acquisition Statement within thirty (30) days after the Sellers’ receipt of the Notice of Objection. If the Buyer and the Sellers are unable to resolve such differences, the matters in dispute shall be resolved by the Accounting Firm, which determination by such Accounting Firm shall be consistent with this Agreement. The fees, costs and expenses of the Accounting Firm shall be borne by the Buyer and the Sellers in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations also shall be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered.

(b) The Buyer and the Sellers agree that they shall each (and shall cause their respective Affiliates to) file all Tax Returns (including amended returns and claims for refunds) and information reports in a manner consistent with the Asset Acquisition Statement (as finalized pursuant to Section 2.6(a))); provided that nothing contained in this Section 2.6(b) shall prevent any Party (or their Affiliates) from settling, or require any of them to litigate any challenge, proposed deficiency, adjustment or other similar proceeding by any Governmental

Authority with respect to the Asset Acquisition Statement. Upon any adjustment to the Purchase Price in connection with an indemnification claim made pursuant to Article 13, the allocation described in the Asset Acquisition Statement (as finalized pursuant to Section 2.6(a)) shall be subject to adjustment in a manner consistent with Section 2.6(a).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Disclosure Schedules delivered by the Sellers to the Buyer immediately prior to the execution of this Agreement (the “Disclosure Schedules”) (it being agreed that disclosure of any item in any Section or subsection of a Disclosure Schedule shall apply only to the corresponding Section or subsection of this Agreement and to any other Section or subsection of this Agreement to the extent that the relevance of such item is reasonably apparent on its face in the Disclosure Schedules), TMUS, with respect to itself (solely with respect to Sections 3.1, 3.2, 3.3, 3.17) and Sprint, with respect to itself, the Business, the Transferred Assets and the Assumed Liabilities, hereby represents and warrants to the Buyer as follows:

3.1 Organization. Each Seller is duly organized and validly existing under the laws of the jurisdiction of its organization. Each Seller or any applicable Affiliate of such Seller which has title to any asset reasonably expected to be a Transferred Asset is duly qualified and in good standing in each jurisdiction in which Transferred Assets held by it are currently used by such Seller or such Affiliate and where the ownership, leasing, operation or use of its assets requires such qualification. Each Seller or the applicable Affiliate of such Seller has all requisite corporate power and authority to own, lease, operate or use, as the case may be, the Transferred Assets.

3.2 Authorization, Enforceability. Each Seller has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by such Seller of this Agreement and the Ancillary Agreements to which it is a party, the performance by such Seller of its obligations under this Agreement and the Ancillary Agreements and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on such Seller’s part, including any consent or approval from DT or SoftBank necessary to authorize such execution, delivery or performance. This Agreement has been, and each Ancillary Agreement to which it is a party will be, duly and validly executed and delivered by such Seller and constitutes or will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered in a Proceeding in equity or at law) (the “Remedy Exceptions”).

3.3 No Approvals or Conflicts. Assuming the Regulatory Approvals are sought and obtained in accordance with this Agreement, neither the execution and delivery by each Seller of this Agreement or the Ancillary Agreements to which it is a party, nor the consummation by such Seller or any of its Affiliates of the Transaction, will (a) conflict with or violate any provision of such Seller’s Governing Documents, (b) subject to Section 14.12, conflict with the consummation of the NTM Merger in accordance with its terms or conflict with, or result in any violation of or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the Transferred Assets under any provision of the NTM Merger Agreement, (c) require on the part of such Seller any Permit, (d) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, or create in any Person any right to terminate or cancel any Transferred Contract under clauses (i) or (ii) of the definition of Transferred Contract, or (e) violate any Law or Governmental Order, other than, in the case of clauses (c), (d) and (e), any such conflict, breach, default, termination, cancellation, imposition or violation that, or notice, consent, waiver, or Permit, the failure of which to make or be obtained, would not, individually or in the aggregate, reasonably be expected to be material to the Business.

3.4 Litigation.

(a) Except as set forth on Schedule 3.4(a) and Proceedings related to the DOJ Final Judgment associated with the NTM Merger, as of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of the Sellers, threatened in writing in respect of the Transferred Assets or the Business that (a) involves a claim (or series of related claims) in excess of $1,000,000, or (b) involves a claim for injunctive relief which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect if decided adversely to the Business.

(b) Neither Seller nor any of its Affiliates is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Authority with respect to the Transferred Assets or the Business other than those entered by Governmental Authorities in connection with the NTM Merger.

3.5 Compliance with Law; Permits. Except as set forth on Schedule 3.5, and excluding Tax items which are covered by Section 3.9, and except as would not be material to the Business or the Transferred Assets, taken as a whole:

(a) the use of the Transferred Assets and the conduct of the Business by the Company or its Subsidiaries is, and since January 1, 2018 has been, in compliance with all applicable Laws and the Company is, and since January 1, 2018 has been, not in violation of any such Laws in respect of any Transferred Assets held by it;

(b) no investigation or review by any Governmental Authority with respect to Sellers or any of their respective Affiliates is pending or, to the Knowledge of the Sellers, threatened, nor has any Governmental Authority indicated an intention to conduct the same, in each case, with respect to the Business or the Transferred Assets;

(c) Sellers have not received any notice or communication of any material noncompliance with any applicable Laws, in each case, with respect to the Business or the Transferred Assets; and

(d) no Permits (including Permits issued by the FCC) are required by the Company and its Subsidiaries for the conduct of the Business or the use of the Transferred Assets as used and conducted by or as anticipated to be used and conducted by the Company and its Subsidiaries in the Ordinary Course of Business.

3.6 Financial Information.

(a) Set forth on Schedule 3.6 are (x) copies of the unaudited Net Working Capital accounts of the Business as of March 31, 2019 and (y) such additional unaudited financial information of the Business as set forth on Schedule 3.6 for the month ended March 31, 2019 and the 12-month period ended March 31, 2019 (the “Financial Information”). The Financial Information (i) has been prepared from, and is consistent with, the Records of the Business, and, except as noted therein, have been prepared in accordance with GAAP consistently applied, (ii) have been prepared on a basis consistent with prior accounting periods, (iii) present fairly, individually and in the aggregate, in all material respects the balances of the specified working capital accounts of the Business for the period covered thereby, (iv) reflect all of the Current Assets and Current Liabilities of the Business (each as defined herein) as of such date in the unaudited working capital accounts, and (v) reflect and fairly present, individually and in the aggregate, in all material respects (A) the total revenue generated, (B) services revenue generated, (C) equipment revenue generated, (D) expenses, (E) contribution margin and (F) subscribers, in each case, of the Business for each period for which such unaudited Financial Information was provided. There were no material changes in the method of application of the accounting policies of the Company as applied to the Business or changes in the method of applying the use of estimates in the preparation of the Financial Information, in each case, other than the Agreed Accounting Principles, as compared with the consolidated audited financial statements of the Company and its Subsidiaries. No balance sheet, income statement, statement of cash flows, statement of equity or other similar financial statement has been prepared in respect of the Business on a standalone basis, and the Buyer acknowledges that the Business has not been conducted on a standalone basis.

(b) The Company’s system of internal controls over financial reporting is sufficient to provide reasonable assurance (i) that transactions in respect of the Business are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, and to derive from such financial statements, financial statements in conformity with GAAP, (ii) that transactions in respect of the Business are executed only in accordance with the fiscal authorization policies of the Company and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of the Business.

(c) All accounts receivable that are, and all accounts receivable on the Closing Date that will be, reflected in the Financial Information are valid receivables and were incurred in the Ordinary Course of Business for bona fide products delivered or services rendered and, to the Knowledge of the Sellers, are current and collectible. No such accounts receivable (i) are subject to any pending or threatened set-off, discount or counterclaim, other than for which a reserve has been established on the financial statements of the Company or as set forth in Schedule 3.6(c), or (ii) have been assigned or pledged to any Person.

(d) Since March 31, 2019, the Inventory has been maintained in the Ordinary Course of Business. All such Inventories are owned free and clear of all Encumbrances (other than Permitted Encumbrances). All of the Inventories consist of, and all Inventories on the Closing Date will consist of, items of a quality usable or saleable in the Ordinary Course of Business (subject in each case to the extent of reserves established thereunder) and are and will be in quantities sufficient for the normal operation of the Business in the Ordinary Course of Business. The Inventories are, and as of the Closing Date will be, in good and merchantable condition. Schedule 3.6(d) sets out the Inventory of the Business as of May 31, 2019 by SKU and specifies the ability of each such SKU to be used on the NTM Network.

(e) Schedule 3.6(e) sets forth, as of May 31, 2019, the total number of mobile telephone numbers maintained by the Company or any of its Subsidiaries and assigned to an end user of the prepaid mobile wireless voice, text or data services of the Company or any of its Subsidiaries in respect of (A) the Boost Business, (B) the Virgin Mobile Business and (C) the Sprint Prepaid Business.

3.7 No Undisclosed Liabilities. There are no Liabilities arising or resulting from the operation of the Business or the ownership of the Transferred Assets (whether accrued, absolute, contingent or otherwise) other than Liabilities that (i) are future executory Liabilities arising under any Transferred Contract (other than as a result of breach of contract, tort, infringement or violation of applicable Law), (ii) are set forth on Schedule 3.7, (iii) have not had, or would not, individually or in the aggregate, reasonably be likely to have, a Material Adverse Effect, or (iv) constitute Excluded Liabilities.

3.8 Absence of Certain Changes. Since March 31, 2019, (a) through the date hereof, the Company and its Subsidiaries have conducted the Business in the Ordinary Course of Business (b) there has not been, with respect to the Business or any Transferred Asset, any event which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and (c) through the date hereof, any action taken by the Sellers or any of their respective Affiliates that, if taken during the period from the date of this Agreement through the Closing Date, would constitute a violation or breach of or would otherwise require consent under Section 5.1(b) (other than clauses (ii), (v) and (vi) thereto)).

3.9 Tax Matters. Except as set forth on Schedule 3.9:

(a) All material Tax Returns required to be filed by such Seller with respect to the Business or the Transferred Assets have been duly and timely filed (taking into account applicable extensions) and all such Tax Returns are true, correct and complete in all material respects.

(b) Such Seller has timely paid (or caused to be paid) all Taxes that are due and payable (other than Taxes that are being contested in good faith), whether or not shown as due on any Tax Returns, in respect of the Business and the Transferred Assets.

(c) All material Taxes required to be withheld and remitted by such Seller under any applicable law with respect to the Business or the Transferred Assets have been duly and timely withheld and remitted to the proper Taxing Authority.

(d) There are no material Encumbrances on the Transferred Assets for any failure (or alleged failure) to pay Taxes (other than Permitted Encumbrances).

(e) Such Seller is not engaged in any audit, examination or investigation by any Taxing Authority for which such Seller expects a material assessment. No Taxing Authority has asserted any material tax assessments, deficiencies or adjustments related to the Transferred Assets or the Business that has not since been resolved and paid in full.

(f) No claim has been made in writing by any Taxing Authority in a jurisdiction where such Seller does not file Tax Returns that the Seller is or may be subject to taxation with respect to the Business or the Transferred Assets in that jurisdiction, which claim has not been resolved and, if applicable, paid.

(g) No written agreement waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any material Taxes, in each case, is currently in effect with respect to the Business or the Transferred Assets.

(h) Notwithstanding anything else in this Agreement, the representations and warranties made in this Section 3.9 (i) do not refer to any matters other than Tax matters that would give rise to an Encumbrance (other than a Permitted Encumbrance) on the Transferred Assets or a Tax for which the Buyer (or its Affiliates) would be liable and (ii) may not be relied upon with respect to any taxable periods (or portions thereof) beginning after the Closing Date or with respect to Tax positions taken by the Buyer or the Buyer’s Affiliates.

3.10 Employee Matters.

(a) Schedule 3.10(a) includes a correct and complete list, as of the date of this Agreement, of each material Plan.

(b) Schedule 3.10(b) sets forth a correct and complete listing of all outstanding equity awards covering shares of Company common stock held by Business Employees as of June 12, 2019, setting forth the number of shares subject to each such equity award and the holder, grant date, vesting schedule (including whether the vesting will be accelerated by the execution of this Agreement or consummation of the transactions contemplated hereby) and exercise price with respect to each such equity award, as applicable.

(c) Except as set forth in Schedule 3.10(c) or as, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect, no Plan is (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) a “multiple employer plan” within the meaning of Section 4063 of ERISA or (iii) a defined benefit pension plan that is subject to Title IV of ERISA.

(d) Except as set forth in Schedule 3.10(d), no Plan provides for the payment of any compensation or benefits to any Business Employee solely as a result of the consummation of the Transaction.

(e) Each Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter or has received a favorable opinion letter from the Internal Revenue Service (the “IRS”) as to its qualification, or (ii) has time remaining under applicable Laws to apply for a determination or opinion letter, and to the Knowledge of the Sellers, nothing has occurred that would adversely affect the qualification of any such Plan.

(f) Except as required under Section 4980B of the Code and other than continued coverage through the end of the month in which a termination of service occurs, no Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Business Employee.

(g) The Sellers are not a party to or bound by any collective bargaining agreement with respect to the Business. Except as would not reasonably be expected to result in any material liability to the Business, (i) the Business has not experienced any strike, lockout, organized labor slowdown or work stoppage within the past three (3) years, (ii) no formal complaint against any Seller is pending or, to the Knowledge of the Sellers, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar Governmental Authority by or on behalf of any Business Employee, and (iii) to the Knowledge of the Sellers, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the Business Employees.

3.11 Real Property. There is no leased or owned real property included in the Transferred Assets held by the Company or any of its Subsidiaries.

3.12 Intellectual Property.

(a) Schedule IV sets forth a true and complete list of all Registered Intellectual Property included in the Transferred Intellectual Property, indicating for each item the registration or application number, the registration or application date, and the applicable filing jurisdiction. The Company and its controlled Affiliates exclusively own all, right, title and interest in all the Transferred Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances). The Sellers are not bound by any outstanding judgment, injunction, order or decree or any contractual or other obligation materially restricting the use by the Company of the Transferred Intellectual Property, or materially restricting the licensing thereof to any Person. With respect to the Registered Intellectual Property listed on Schedule IV, (i) all such Intellectual Property is subsisting and in full force and effect and, to the Knowledge of the Sellers, valid and enforceable; (ii) the Company or one or more of its Subsidiaries is the owner of record and has paid all maintenance fees and made all filings that are required to be made prior to the Closing Date to maintain Seller’s ownership thereof.

(b) The conduct of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate, and in the past three (3) years has not infringed, misappropriated or otherwise violated, any Intellectual Property rights of any Third Party, except for such infringements, misappropriations or other violations that would not reasonably be expected to have a Material Adverse Effect. No Proceedings are pending and no written notices have been received by the Seller during the past three (3) years (or earlier, if presently not resolved), in each case, alleging any infringement, misappropriation or other violation by the Sellers or any of their Subsidiaries of the Intellectual Property rights of any Third Party, except for such infringements, misappropriations or other violations that would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.12(b), to the Knowledge of the Sellers, during the past three (3) years (or earlier, if presently not resolved) no person or entity has infringed, misappropriated, diluted or otherwise violated any of the Transferred Intellectual Property, except for such infringements, misappropriations, dilutions or other violations that would not reasonably be expected to have a Material Adverse Effect, and none of the Company or any of its Subsidiaries has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation. During the past three (3) years, there has been no litigation, opposition, cancellation, Proceeding, or claim pending, asserted or threatened concerning the ownership, or the right to use any Transferred Intellectual Property, or the validity, registrability, or enforceability of any Registered Intellectual Property included in the Transferred Intellectual Property, except where such litigation, opposition, cancellation, Proceeding, or claim would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) The Sellers have taken all commercially reasonable measures to protect the confidentiality of all Trade Secrets included in the Transferred Intellectual Property and such Trade Secrets have not been disclosed by the Sellers to any Person except pursuant to written non-disclosure agreements that, to the Knowledge of the Sellers, have not been breached by such Person.

(d) The Sellers have obtained from each Person (including current and former employees and independent contractors) who has created or developed for or on behalf of Sellers or any of their Subsidiaries any Transferred Intellectual Property that is material to the Business a written, present and valid assignment of such Intellectual Property to the Sellers or their Subsidiaries.

(e) To the Knowledge of the Sellers, in the past three (3) years, there has been no material unauthorized access to or material unauthorized use of any confidential or proprietary information or data that is both in the Sellers’ or any of their Subsidiaries’ possession or control and material to the Business.

(f) With respect to any Software included within Transferred Intellectual Property, (i) such Software is free from any material bugs, viruses or other malicious code, (ii) the source code for such Software has not been disclosed to any Third Party, and (iii) such Software does not contain, derive from or link to any open source Software in a manner that requires the disclosure of any source code, limits the ability to charge fees, or grants any license to any Third Party to make derivative works.

(g) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated by the Ancillary Agreements will result in the loss or impairment of any of the Transferred Intellectual Property.

3.13 Data Protection.

(a) During the past three (3) years, the Sellers and their Subsidiaries have (i) complied in all material respects with all publicly-facing statements or policies, contractual obligations, and all applicable Laws, in each case, regarding privacy, cyber security, data security and the collection, retention, protection, transfer, use and processing of Personal Information relating to the Business except as, individually or in the aggregate, would not reasonably be expected to be material to the Business, and (ii) implemented and maintained commercially reasonable administrative, technical and physical safeguards designed to protect Personal Information relating to the Business against unauthorized access, use, loss and damage.

(b) During the past three (3) years, (i) to the Knowledge of the Sellers, there has been no unauthorized access to, or misuse of, any Personal Information relating to the Business maintained by or on behalf of the Sellers or any of their Subsidiaries, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to the Business, and (ii) no Person (including any Governmental Authority) has made any claim or commenced any Proceeding with respect to any unauthorized access to, or misuse of, any Personal Information relating to the Business maintained by or on behalf of the Sellers or any of their Subsidiaries, except as, individually or in the aggregate, would not reasonably be expected to be material to the Business.

3.14 Transferred Contracts.

(a) Schedule 3.14(a) of the Disclosure Schedules sets forth a list of each Transferred Contract of the types set forth in clauses (i) and (ii) of the definition of Transferred Contract that is of the type set forth below as of the date hereof (each Transferred Contract required to be set forth on Schedule 3.14(a), a “Material Contract”):

(i) each Contract (or group of related Contracts with respect to a single transaction or series of related transactions), other than Contracts with suppliers or distributors, that involves payments, performance or services or delivery of goods or materials to or by either Seller or any of its Affiliates of any amount or value reasonably expected to exceed $1,000,000 in any future 12 month period;

(ii) each Contract or series of Contracts with a Principal Supplier and with a Principal Distributor;

(iii) each Contract of Sellers or any of their respective controlled Affiliates with respect to material Transferred Intellectual Property, including (A) any licenses or other rights granted to any Person with respect to Transferred Intellectual Property, and (B) agreements involving Software (other than non-exclusive license agreements entered into in the Ordinary Course of Business);

(iv) each Contract concerning the establishment or operation of a partnership, strategic alliance, joint venture, or limited liability company or other similar agreement or arrangement;

(v) each Contract that limits or purports to limit the freedom of either Seller or any of its Affiliates to compete in any line of business with any Person or engage in any line of business within any geographic area or acquire the assets or securities of another Person or, or otherwise materially restricts Sellers’ or any of their respective Affiliates’ ability to solicit or hire any Person or solicit business from any Person, and each Contract that could require the disposition of any material assets or line of business of either Seller or any of its Affiliates;

(vi) each Contract related to an acquisition, divestiture, merger or similar transaction that contains financial covenants, indemnities or other similar payment obligations (including “earn-out” or other contingent payment obligations) that are still in effect and would reasonably be expected to result in the receipt or making of future payments in excess of $2,500,000;

(vii) each Contract that contains a put, call or similar right pursuant to which either Seller or any of its Affiliates could be required to purchase or sell, as applicable, any equity interests in or assets (in the case of assets, having a purchase price in excess of $2,500,000) of any Person;

(viii) each Contract that provides for exclusive rights for the benefit of any Third Party, grants “most favored nation” status, contains minimum volume or purchase commitments, or requires the Company or any of its Subsidiaries to provide any minimum level of service, in each case which are, or in a manner that is, material to the Business, taken as a whole;

(ix) each Contract providing for indemnification by either Seller or any of its Affiliates of any Person, except for Contracts entered into in the Ordinary Course of Business.

(b) The Sellers have furnished or made available to the Buyer a complete and correct (including all amendments and supplements thereto) copy of each Material Contract. With respect to each Material Contract: (a) such Contract is the valid and binding obligation of the Company or one or more of its Subsidiaries and, to the Knowledge of the Sellers, of each other party thereto, is enforceable in accordance with its terms and is in full force and effect, except to the extent that enforceability may be limited by the Remedy Exceptions, and (b) none of such Seller, its applicable Affiliate or, to the Knowledge of such Seller, any other party thereto, is in material breach or violation of, or default under, any such Contract, or any event, occurrence or condition, which (after notice, passage of time or both) would constitute or give rise to any such breach, violation or default thereunder, and neither Seller has received any cure notice or other written communication alleging that Sellers are in default or breach of such Material Contract in respect of the Business.

3.15 Transferred Assets.

(a) The Company or one or more of its Subsidiaries has, or as of immediately prior to the Closing will have, good and valid title to, all of the Transferred Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) The Transferred Assets that are physical assets (other than Inventory) (i) are in good operating condition and repair in all material respects, reasonable wear and tear excepted and (ii) have been operated and maintained in all material respects in accordance with industry standard. The Transferred Assets that will be owned, leased or licensed by the Buyer immediately following the Closing (not taking into account the exclusion of any Rejected Inventory), together with any services provided by the Sellers or their respective Affiliates pursuant to the Transition Services Agreement and the MNSA (a) will constitute all of the assets (tangible or intangible) that are necessary to or used in the conduct of the Business as it is conducted as of the Closing and (b) will permit Buyer to operate the Business in all material respects in the manner in which it is conducted as of the Closing.

3.16 Principal Suppliers and Principal Distributors.

(a) Schedule 3.16(a) sets forth a complete and accurate list of (i) the ten (10) largest suppliers of the Business based on the consolidated cost of goods and services paid to such Persons by the Company and its Subsidiaries for the calendar year ended December 31, 2018 (each, a “Principal Supplier”) and (ii) with respect to each Principal Supplier, the aggregate amounts paid to each such Principal Supplier for the calendar year ended December 31, 2018. The Company has not received any written notice from any Principal Supplier indicating that any such Person is ceasing, will cease or plans to cease dealing with the Company or its Subsidiaries.

(b) Schedule 3.16(b) sets forth a complete and accurate list of (i) the ten (10) largest agents, dealers, resellers or other distributors of the Business based on the consolidated revenue paid to such Persons by the Company and its Subsidiaries for the calendar year ended December 31, 2018 (each, a “Principal Distributor”) and (ii) with respect to each Principal Distributor, the aggregate amounts received by each such Principal Distributor for the calendar year ended December 31, 2018. The Company has not received any written notice from any Principal Distributor indicating that any such Person is ceasing, will cease or plans to cease dealing with the Company or its Subsidiaries.

(c) No Principal Supplier or Principal Distributor has given any notice that such Principal Supplier or Principal Distributor, as applicable, intends to, or to the Knowledge of the Sellers, has otherwise threatened to, terminate its business with respect to the Business, or materially reduce the volume of business transacted with respect to the Business

3.17 Transactions with Affiliates. There are no Affiliate Transactions, and no Affiliate Transaction shall extend beyond the Closing Date. For purposes of this Section 3.17, an “Affiliate Transaction” means any Transferred Contract (excluding clause (iii) of the definition of Transferred Contract), the terms of which would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act of 1933 and Securities Exchange Act of 1934 by Seller, between the Sellers or their Subsidiaries, on the one hand, and the Parent Affiliates, on the other hand, including any Transferred Contract with, in favor of or for the benefit of, or involving the making of any payment or transfer of assets to or guarantee of obligation of, any such Parent Affiliate. None of the Parent Affiliates owns or has title to any of the Transferred Assets or any asset that is exclusively used in the Business or any asset that would otherwise meet the definition of Transferred Asset (excluding clause (iii) of the definition of Transferred Contract) if it were held by the Company.

3.18 Brokers. Neither Seller nor any of its Affiliates has any liability or obligation to pay any fees or commissions, for which the Buyer or any of its Affiliates would have any responsibility or liability for, to any broker, finder or agent with respect to the transactions contemplated by this Agreement or any of the Ancillary Agreements.

3.19 No Other Representations and Warranties. Notwithstanding anything contained in Article 4 or any other provision of this Agreement, it is the explicit intent of each Party, and Sellers agree, that Buyer is not making and has not authorized any Person to make any representation or warranty whatsoever, express or implied, except those representations and warranties expressly set forth in Article 4.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers as follows:

4.1 Organization. The Buyer is duly organized and validly existing under the laws of the jurisdiction of its organization.

4.2 Authorization, Enforceability. The Buyer has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the Ancillary Agreements to which it is party, to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Buyer of this Agreement and the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the Buyer’s part. This Agreement has been, and each Ancillary Agreement to which it is a party will be, duly and validly executed and delivered by the Buyer and constitutes or will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, except to the extent that enforceability may be limited by the Remedy Exceptions.

4.3 No Approvals or Conflicts. Assuming the Regulatory Approvals are sought and obtained in accordance with this Agreement, neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements to which it is a party, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Buyer’s Governing Documents, (b) require on the part of the Buyer any Permit, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, or create in any Person any right to terminate or cancel any material contract to which it is a party, or (d) violate any Law or Governmental Order, other than, in the case of clauses (b), (c) and (d), any such conflict, breach, default, termination, cancellation, imposition or violation that, or notice, consent, waiver, the failure of which to make or be obtained, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the transactions in accordance with the terms hereof (“Buyer Material Adverse Effect”).

4.4 Litigation; Regulatory Approvals. There is no Proceeding pending or, to the Buyer’s knowledge, threatened against the Buyer or any of its Affiliates that seeks to, and the Buyer is not subject to any Governmental Order which, individually or in the aggregate, would reasonably be expected to materially impair or delay the ability of the Buyer to effect the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements or otherwise prevent Buyer from performing in all material respects its obligations under this Agreement or any of the Ancillary Agreements. To Buyer’s knowledge, there is no fact relating to Buyer’s or any of its Affiliates’ respective businesses, operations, assets, financial condition or legal status, including any officer’s, director’s or current employee’s status, that would reasonably be expected to materially impair or delay the ability of the Buyer to promptly obtain the Regulatory Approvals.

4.5 Financing. The Buyer has available on the date of this Agreement (through cash on hand and available credit), and will have available at the Closing, sufficient cash on hand to enable it to pay (a) the Purchase Price, (b) any amounts payable by the Buyer at the Closing pursuant to the Ancillary Agreements, and (c) any fees and expenses of the Buyer or its Affiliates relating to the transactions contemplated by this Agreement and the Ancillary Agreements. Buyer acknowledges and agrees that the Closing is not conditioned on the availability of any expected financing or financing arrangement.

4.6 Brokers. Neither the Buyer nor any of its Affiliates has any liability or obligation to pay any fees or commissions, for which the Sellers or any of their respective Affiliates would have any responsibility or liability for, to any broker, finder or agent with respect to the transactions contemplated by this Agreement or any of the Ancillary Agreements.

4.7 Solvency. Assuming (a) the satisfaction of the conditions to Buyer’s obligation to consummate the Transaction and pay the Purchase Price and (b) the accuracy of the representations and warranties of Seller set forth in Article 3 in all material respects, Buyer and its Subsidiaries, on a consolidated basis taken as a whole, will be Solvent immediately after the Closing.

4.8 No Other Representations or Warranties. Notwithstanding anything contained in Article 3 or any other provision of this Agreement, it is the explicit intent of each Party, and Buyer agrees, that the Sellers and their respective Affiliates are not making and has not authorized any Person to make any representation or warranty whatsoever, express or implied, except those representations and warranties expressly set forth in Article 3. The Buyer further acknowledges and agrees that none of Sellers, their respective Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Business, the Transferred Assets or the Transaction or the transactions contemplated by the Ancillary Agreements, and, none of the Sellers, any of their respective Affiliates or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to the Buyer or its Representatives or the Buyer’s use of information, including (a) any confidential information memoranda or management presentations distributed on behalf of the Sellers or other publications or data room information provided to the Buyer or its Representatives, or any other document, information or projection in any form provided to the Buyer or its Representatives in connection with the Transaction, or (b) the financial information, projections, forecasts, estimates, statements of intent, statements of opinion or other forward-looking statements relating to the Business or the Transferred Assets, in each case, in expectation or furtherance of the transactions contemplated by this Agreement and the Ancillary Agreements. The Buyer further understands and acknowledges that the Sellers have not provided, and will not provide, any financial statements relating to the Business (other than the Financial Information provided in accordance with Section 3.6, the Example Net Working Capital Statement and the NWC Statement).

4.9 No Reliance. In entering into this Agreement and acquiring the Transferred Assets from the Sellers, the Buyer expressly acknowledges and agrees that it is not relying on and specifically disclaims reliance on any statement, representation or warranty made by or on behalf of the Sellers, any of their Affiliates or any other Person, including those which may be contained in any presentation or similar materials containing information regarding the Business or any of the Transferred Assets or in any materials provided to the Buyer or any other Person during the course of its due diligence investigation of the Business and the Transferred Assets, other than those representations and warranties made solely by Sellers expressly set forth in Article 3. Except for the representations and warranties expressly set forth in Article 3, (i) the Sellers are selling the Transferred Assets to the Buyer “as is” and “where is” and with all faults, and make no warranty, express or implied, as to any matter whatsoever relating to the Business, the Transferred Assets, the Sellers or any other matter relating to the transactions contemplated by this Agreement or the Ancillary Agreements including as to (x) merchantability or fitness for any particular use or purpose, (y) the operation of the Business or the Transferred Assets after the Closing in any manner, or (z) the probable success or profitability of the Business or the Transferred Assets after the Closing.

ARTICLE 5

PRE-CLOSING COVENANTS

5.1 Conduct of Business Prior to the Closing.

(a) From the date hereof to the earlier of the termination of this Agreement and the Closing, except as (w) set forth on Schedule 5.1(a), (x) required by applicable Law, (y) consented to in writing by the Buyer (which consent shall not unreasonably be withheld, delayed or conditioned), or (z) otherwise required by the terms of this Agreement, the Sellers shall (A) cause the Business to be conducted in the Ordinary Course of Business, including maintaining customary levels of Inventory, and (B) use their reasonable best efforts (1) to retain and solicit customers and to preserve the Business’s relationships with agents, dealers, distributors, resellers, suppliers, management, employees and other Persons having business relationships with the Business or in respect of the Transferred Assets and the Assumed Liabilities and (2) not taking any action that would reasonably be expected to decrease the percentage of NTM Network-compatible handsets sold by the Business (measured as a percentage of all handsets sold by the Business for the three month period ending May 31, 2019).

(b) From the date hereof to the earlier of the termination of this Agreement and the Closing, except as (w) set forth on Schedule 5.1(a), (x) required by applicable Law, (y) consented to in writing by the Buyer (which consent shall not unreasonably be withheld, delayed or conditioned), or (z) otherwise required by the terms of this Agreement, no Seller shall, and shall not permit its controlled Affiliates to, do any of the following with respect to the Business, the Transferred Assets or the Assumed Liabilities:

(i) undertake any merger, spin-off, contribution of assets or other form of similar reorganization with respect to the Transferred Assets, other than in connection with the NTM Merger, other than such transactions by and among the Sellers and their Affiliates;

(ii) (A) increase the base salary or base wage, bonus, incentive or other compensation, pension, welfare, fringe or other benefits, severance or termination pay of any Transferred Employee, other than in the Ordinary Course of Business and, with respect to increases in connection with annual merit increases or promotions in the Ordinary Course of Business that apply to more than ten percent (10%) of all Transferred Employees, after giving prior notification to the Buyer or (B) terminate any Transferred Employee (other than for cause);

(iii) sell, lease or otherwise dispose of any Transferred Assets which are material, individually or in the aggregate, to such Business, except for (A) sales of raw materials, work-in-process, finished goods, supplies, parts, spare parts and other Inventories in the Ordinary Course of Business, (B) sales, leases, or other dispositions of Intellectual Property in the Ordinary Course of Business or (C) assets that are obsolete or no longer used in such Business;

(iv) waive, release, grant or transfer any right of material value solely to the extent relating any Transferred Asset or any Assumed Liability, other than rights that solely constitute Excluded Assets;

(v) (A) subject to Section 5.4, amend any material term of, waive any material right under, or voluntarily terminate (other than upon expiration in accordance with its terms) any Material Contract, or (B) enter into any Contract that would be a Material Contract if entered into prior to or on the date hereof, other than, in the case of clause (B) in the Ordinary Course of Business;

(vi) make, change or revoke any material Tax election, (B) change any material method or period of accounting for Tax purposes, (C) prepare any material Tax Return in a manner inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods, or (D) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, in each case, to the extent such action could reasonably be expected to result in any material Liability for the Buyer or its Affiliates or otherwise materially and adversely affect the Business;

(vii) sell, license, or otherwise dispose of, or abandon, cancel, or allow to lapse or expire, any Transferred Intellectual Property, except for immaterial rights in, or immaterial registrations or applications for Transferred Intellectual Property or for non-exclusive licenses granted in the Ordinary Course of Business;

(viii) (A) delay or accelerate collection of accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business or (B) delay or accelerate payment of any accounts payable in advance of its due date or the date such liability would have been paid in the Ordinary Course of Business;

(ix) fail to maintain Inventory, at levels (by device type) consistent with the Company’s and its Subsidiaries’ Ordinary Course of Business or otherwise vary any Inventory practices in any material respect from the Ordinary Course of Business of the Company and its Subsidiaries;

(x) participate in activity of the type sometimes referred to as “trade loading” or “channel stuffing” or any other similar activity that reasonably could be expected to result in an increase, temporary or otherwise, in the demand for the Inventory offered by the Business prior to the Closing, including sales of Inventory (i) with payment terms longer than terms offered in the Ordinary Course of Business for such Inventory, (ii) at a greater discount from listed prices than offered for such Inventory in the Ordinary Course of Business, other than pursuant to a promotion of a nature previously used in the Ordinary Course of Business for such Inventory, (iii) at a price that does not give effect to any general increase in the list price for such Inventory publicly announced prior to the Closing Date other than in the Ordinary Course of Business, (iv) in a quantity greater than the reasonable resale requirement of the particular customer, agent, dealer, reseller, distributor or wholesaler, or (vi) in conjunction with other material benefits to the customer, agent, dealer, reseller, distributor or wholesaler not previously offered in the Ordinary Course of Business;

(xi) take any action set forth on Schedule 5.1(b)(xi); or

(xii) authorize or otherwise commit to take any of the actions above.

(c) Nothing in this Section 5.1 is intended to give the Buyer or any of its Affiliates, directly or indirectly, the right to control or direct the business or operations of either Business prior to the Closing, and prior to the Closing, the Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective Businesses.

(d) For the purpose of any consent which may be requested from the Buyer pursuant to Section 5.1(a) or Section 5.1(b), it is specifically agreed that failure by the Buyer to respond in writing (including by e-mail) to a written consent request made by or on behalf of a Seller within five (5) Business Days of the submission of such request pursuant to Section 14.11 shall be deemed for all intents and purposes under this Agreement as a grant of the requested consent.

5.2 Regulatory Approvals.

(a) In connection with the Transaction, each of the Buyer and the Sellers shall cooperate with the other Parties and shall use its reasonable best efforts to obtain the DOJ Consent, FCC 214 Approval and FCC MNSA Approval as promptly as practicable. The Buyer shall not take any action to impair or materially delay the other Regulatory Approvals.

(b) Without limiting the generality of the foregoing, subject to the terms and conditions herein, the Parties shall use their respective reasonable best efforts to consummate and make effective the Transaction and to cause the conditions set forth in Section 9.1(a) to be satisfied as promptly as reasonably practicable after the date hereof, including (i) using reasonable best efforts to promptly obtain all necessary consents, approvals, waivers and authorizations of, actions or nonactions by, and promptly making all required filings and submissions, with the DOJ, the FCC or any other Governmental Authority regarding the Transaction, (ii) cooperating with the other Parties in promptly making all necessary filings and promptly seeking all consents, approvals, permits, notices or authorizations.

(c) In furtherance of and without limiting the generality of the foregoing, the Parties shall cooperate and use their respective reasonable best efforts to file with the FCC, at an appropriate time following the date of the DOJ Final Judgment as mutually agreed by the parties (but, in any event, not earlier than ten (10) Business Days after the date of the DOJ Final Judgment or later than 65 calendar days after the date of the DOJ Final Judgment), (i) an application for approval under Section 214 of the Communications Act of 1934, as amended to assign the Business’s U.S.-international telecommunications customer accounts to the Buyer (the “FCC 214 Application”) and (ii) the MNSA for approval by the FCC. The Parties shall cooperate and use their respective reasonable efforts to obtain the FCC 214 Approval and FCC MNSA Approval and shall each bear their own costs for such preparation, filing and prosecution.

(d) In furtherance of and without limiting the generality of the foregoing, the Parties shall, and shall cause their respective Affiliates to, (i) use their respective reasonable best efforts to (x) obtain the DOJ Consent and the approval of the Transaction by the DOJ as required by the DOJ or the DOJ Final Judgment, including promptly submitting to the DOJ all documents and information that the DOJ reasonably requests from a Party, whether written or oral, and if the DOJ notifies, orally or in writing, the Sellers, the Buyer or their respective Affiliates that this Agreement or the Transaction is not acceptable unless certain language of this Agreement is modified, the Buyer and the Sellers shall consider in good faith such modifications and shall not unreasonably withhold, condition or delay their agreement to such modifications, and (y) take promptly any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Law that may be required by any Governmental Authority, in each case with competent jurisdiction or by any DOJ Final Judgment, so as to enable the Parties to close the Transaction as promptly as practicable, (ii) use their respective reasonable best efforts to (x) obtain the FCC MNSA Approval and FCC 214 Approval, and any state public utility commission approval of the Transaction required by Law, including promptly submitting to the FCC or relevant state public utility commission all documents and information that such authority reasonably requests from a Party, whether written or oral, regarding the Transaction and if the FCC or relevant state public utility commission notifies, orally or in writing, the Sellers, the Buyer or their respective Affiliates that this Agreement or the Transaction is not acceptable unless certain language of this Agreement is modified, each of the Parties shall consider in good faith such modifications and, subject to Section 11.1(c)(iii), shall not unreasonably withhold, condition or delay their agreement to such modifications, and (y) take promptly any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents regarding the Transaction that may be required by any Governmental Authority, in each case with competent jurisdiction, so as to enable the Parties to close the Transaction as promptly as practicable, (iii) vigorously contest (x) any civil, criminal or administrative Proceedings brought by any Governmental Authority or any other Person against such Party or its Affiliates seeking to enjoin, restrain, prevent, prohibit or make illegal the consummation of the Transaction or seeking damages or to impose any terms or conditions on the Transaction, and (y) any Governmental Order that enjoins, restrains, prevents, prohibits or makes illegal the consummation of any of the Transaction or imposes any damages, terms or conditions on the Transaction, and (iv) use their respective reasonable best efforts to (x) resolve any objections the DOJ, FCC or any other Governmental Authority may assert under any applicable Law with respect to the Transaction, and obtain the Governmental Authority approvals of the Transaction required by Law, and (y) resolve any objections that any Third Party may assert relating to the obtaining of any consent, approval, waiver or authorization required from such Third Party in connection with the Transaction; provided that notwithstanding anything in this Agreement to the contrary, the Parties shall not be obligated to (and without the other Parties’ consent, a Party shall not with respect to the Business) agree to or accept any divestiture or other structural or conduct relief or new contractual commitments, including network or spectrum sharing arrangements, that were not previously agreed to by the Party as of the date hereof, in order to obtain the Regulatory Approvals or any approval of any other Governmental Authority in connection with the Transaction. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.2 or Section 14.2 shall be deemed to amend, modify or expand the obligations of TMUS or the Company under the NTM Merger Agreement.

(e) Each Party shall promptly furnish to the other Parties copies of any notices, requests or written communications, and shall promptly describe to the Sellers any oral communications, received by such Party or any of its Affiliates or Parent Affiliates from any third party or any Governmental Authority with respect to the Transaction, and each Party shall permit counsel to the other Party an opportunity to review in advance, and the Buyer shall consider in good faith and reflect the views of such counsel in connection with, any proposed communications by the Buyer or its Affiliates to any Governmental Authority concerning the Transaction; provided, however that (i) materials may be redacted to remove references concerning the valuation, projections, business plans or prospects of the Transferred Assets or Business or as necessary to address reasonable attorney-client or other privilege concerns and (ii) this sentence shall not require any sharing of documents or information not permitted by the applicable Governmental Authority. The Buyer shall provide the Sellers the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Buyer or any of its Affiliates, or their respective Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transaction, where permitted by such Governmental Authority.

(f) Without limiting the foregoing, the Parties shall regularly review with each other the progress of obtaining the Governmental Authority approvals of the Transaction and any notifications or filings (including, where necessary, seeking to identify appropriate commitments or submissions to address any concerns identified by any Governmental Authority) pertaining to such approvals and discuss with each other the scope, timing and tactics of any such commitments or submissions with a view to obtain approval of the Transaction by all relevant Governmental Authorities, at the earliest time possible. Buyer shall not take any action, or permit their respective Affiliates to take any action, that would reasonably be expected to materially delay or prevent the consummation of the Transaction, including with respect to the Financing. Sellers shall not take any action, or permit their respective Affiliates to take any action, that would reasonably be expected to materially delay or prevent the consummation of the Transaction, except as may be permitted or required under the NTM Merger Agreement, provided, that any such actions taken under the NTM Merger Agreement would not materially and adversely affect the Transferred Assets or the Assumed Liabilities.

5.3 Third Party Consents.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, directly or indirectly, any asset (including any Contract), claim or right, or any benefit arising under or resulting from such asset, claim or right, if an attempted direct or indirect assignment thereof, without the consent or waiver of a Third Party (each, a “Consent”), would constitute a breach or other contravention of the rights of such Third Party, would be ineffective with respect to any party to a Contract concerning such asset, claim or right or would in any way adversely affect the rights of the Sellers or their respective Affiliates or, upon transfer, the Buyer under such asset, claim or right. If any direct or indirect transfer or assignment by the Sellers or their respective Affiliates to, or any direct or indirect assumption by the Buyer of, any interest in, or liability, obligation or commitment under, any asset, claim or right requires a Consent, then such transfer, assignment or assumption shall be made subject to such Consent being obtained, provided that to the extent such Consent is not able to be obtained in accordance with the provisions of this Section 5.3, the provisions of Section 12.3 shall apply to such asset, claim or right.

(b) Following the date hereof until the Closing Date, the Parties shall cooperate with each other and use their respective reasonable best efforts, subject to and without limiting anything contained in this Agreement, to obtain all material Consents, including, in the case of the Company, using reasonable best efforts to transfer to Buyer all Transferred Contracts, including agency, dealer, reseller and other distribution agreements and all supplier and customer agreements that are Transferred Assets.

(c) Neither the Sellers nor any of their respective Affiliates shall have any obligation to (i) pay any consideration to any Person for the purpose of obtaining any Consent, or (ii) pay any costs or expenses of any Person in connection with obtaining any Consent, unless all of such costs and expenses (if any) will be borne exclusively by the Buyer. Nothing in this provision shall affect any obligation in any Ancillary Agreement to the extent expressly provided therein.

(d) The Buyer further expressly acknowledges that none of the Consents is a condition to the consummation of the Transaction and the Buyer acknowledges that no condition shall be deemed not satisfied as a result of (i) the failure to obtain any Consents, (ii) any termination of any Contract (including any Transferred Contract) as a result of the Transaction or (iii) any Proceedings commenced or threatened by any Person arising out of or relating to the failure to obtain any Consent or avoid any such termination, in each case, except to the extent resulting directly from a breach by the Sellers of (x) their express obligations under this Section 5.3 or (y) of any representation regarding non-contravention, including their representation set forth in Section 3.3.

(e) Without limiting the foregoing, the Buyer shall provide each Seller (or their applicable Affiliates) such information and references (including regarding its creditworthiness) as may reasonably and timely be requested by any relevant Third Party for the purposes of obtaining the required Consents and shall enter into such undertakings or procure such guarantees in favor of any relevant Third Party as may be reasonably requested by such relevant Third Party for the purposes of obtaining the required Consents.

(f) The provisions of this Section 5.3 shall not apply with respect to the Shared Contracts, with respect to which Section 5.4 shall apply.

5.4 Shared Contracts.

(a) Except as otherwise agreed by the Sellers and the Buyer or as otherwise expressly provided in this Agreement or the Ancillary Agreements (including with respect to any Contract identified by Buyer and Seller as reasonably necessary for Buyer to continue operation of the Business upon termination of any service provided under the Transition Services Agreement), until the expiration or termination date of the applicable Shared Contract (assuming, for these purposes, that the then-current term in effect as of immediately prior to the Closing is not renewed or extended), the Parties shall (and shall cause their Affiliates to) use reasonable best efforts to obtain or structure an arrangement for the Buyer to receive the rights and benefits, and bear the obligations and burdens, of the portion of such Shared Contract that the Buyer determines is reasonably necessary for Buyer to continue operation of the Business upon termination of any service provided under the Transition Services Agreement; provided, that the Sellers and their respective Affiliates shall not be required to take any action that would, in the good-faith judgment of the Sellers, constitute a breach or other contravention of the rights of any Person(s), be ineffective under, or contravene, applicable Law or any such Shared Contract or adversely affect the contractual rights of the Sellers or any of their respective Affiliates. The Buyer shall indemnify and hold harmless the Sellers and their respective Affiliates for and against all out-of-pocket Liabilities (including Tax Liabilities) arising out of or relating to each such arrangement. With respect to any Liability pursuant to, under or relating to any Shared Contract, such Liability shall be allocated between the applicable Seller, on the one hand, and the Buyer, on the other hand, as follows: (i) if a Liability is incurred solely in respect of the Business or the other businesses of such Seller, such Liability shall be allocated to the Buyer (to the extent it would otherwise constitute an Assumed Liability) or such Seller (to the extent it would otherwise constitute an Excluded Liability), and (ii) if a Liability cannot be so allocated under clause (i), such Liability shall be allocated to such applicable Seller, or the Buyer, as the case may be, based on the relative proportion of total benefit received by the Business (taking into account the extent to which such Liability would otherwise constitute an Assumed Liability or an Excluded Liability hereunder) and the other businesses of such Seller under the relevant Shared Contract, as reasonably determined by such Seller consistent with this Agreement. Notwithstanding the foregoing, each of the Sellers and the Buyer shall be responsible for any or all Liabilities arising from its (or its Affiliates’) direct or indirect breach of any Shared Contract.

(b) Nothing in this Section 5.4 shall be construed so as to require any of the Parties or their respective Affiliates to pay money to any Third Party, commence any litigation or offer or grant any accommodation (financial or otherwise) to any Third Party in connection with the separation or transfer of, or otherwise in respect of, any Shared Contract. For the avoidance of doubt, neither the Sellers nor the Buyer shall be required to provide credit support for the other Party in respect of such other Party’s portion of a Shared Contract.

5.5 Insurance. Sellers shall, and shall cause their respective Affiliates to, assign, to the extent assignable, to Buyer any and all proceeds under any of either Seller’s or any of its controlled Affiliates’ Third Party insurance policies written prior to the Closing to the extent received in connection with (i) the damage or destruction of any of the Transferred Assets from and after the date hereof and prior to the Closing that is, or would have been but for such damage or destruction, included in the Transferred Assets or (ii) any Assumed Liability with respect to a period prior to the Closing, other than Liabilities included in the calculation of Net Working Capital (other than, in the case of this clause (ii), where insurance proceeds are directly or indirectly funded by either Seller or any of its Affiliates through self-insurance or other similar arrangement). Sellers agree to use their reasonable best efforts to obtain any necessary consents or approvals of any insurance company or other Third Party relating to any such assignment, provided, however, that the Buyer shall promptly pay or reimburse the Sellers for all reasonable costs, fees and expenses (including legal expenses) incurred in connection with the obligations under this Section 5.5 and provided, further that the assignment of such proceeds shall be net of any insurance premiums, retroactive premiums, premium adjustments and any out-of-pocket costs or expenses associated with the collecting the such proceeds. If such proceeds are not assignable, Sellers agree to pay any such proceeds received by it or any of its controlled Affiliates to Buyer promptly upon the receipt thereof, net of any insurance premiums, retroactive premiums, premium adjustments and any out-of-pocket costs or expenses associated with the collecting such proceeds.

5.6 Exclusivity. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement (the “Exclusivity Period”), the Sellers shall not, and shall cause their respective Subsidiaries and Representatives not to, directly or indirectly, discuss, pursue, solicit, initiate, participate in, facilitate, knowingly encourage or otherwise enter into any discussions, negotiations, agreements or other arrangements regarding or which could lead to, a possible sale or other disposition (whether by merger, reorganization, recapitalization or otherwise) of all or any part of the Business with any other Person other than the Buyer or its Subsidiaries (an “Acquisition Proposal”) or provide any information to any Person other than the Buyer and its Subsidiaries and Representatives in connection with, or that would reasonably be expected to lead to, any Acquisition Proposal. During the Exclusivity Period, the Sellers will, and each will cause their respective Subsidiaries and Representatives to (A) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Acquisition Proposal, (B) terminate all physical and electronic data room access previously granted to any Person or its Representatives, and (C) promptly request each Person that has executed a confidentiality agreement in the last twelve (12) months with respect to an Acquisition Proposal to return or destroy all information heretofore furnished by such Person or its Representatives by or on behalf of the Sellers.

5.7 Further Assurances. After the date of this Agreement, but prior to the Closing, the Parties will cooperate to identify any other assets or liabilities, if any, that the Parties mutually agree are required for the operation of the Business and shall update Schedules I, II, III, IV and V to this Agreement accordingly.

5.8 Access and Information. From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Buyer and its Affiliates shall be entitled, including through its and their Representatives, to make such investigation of the Transferred Assets, Assumed Liabilities and services to be provided pursuant to the Transition Services Agreement and the MNSA and such examination of the Records to the extent related thereto, and to receive such information, including financial information (including the information set forth on Schedule VI), as it reasonably requests and to make extracts and copies of such Records, including reasonable access to customary supporting information, data and documentation necessary for the preparation of the Buyer’s financial reports. Any such investigation and examination shall be conducted after reasonable advance notice under reasonable circumstances and shall be subject to any restrictions under applicable Law and this Agreement. The Sellers shall, and shall cause their controlled Affiliates and Representatives to, cooperate with the Buyer and its Affiliates and their Representatives in connection with such investigation and examination, and the Buyer and its Affiliates and Representatives shall cooperate with the respective Representatives of the Sellers and shall use their reasonable best efforts to minimize any disruption to the business. This Section 5.8 shall not entitle Buyer or its Representatives to contact any Third Party doing business with Sellers, access the properties or Records of any such Third Party or access the properties of the Seller or its controlled Affiliates, in each case without Seller’s prior written consent. No investigation or notice under this Section 5.8 or otherwise shall (i) alter any representation or warranty given hereunder by Sellers, any condition to the obligations of the Parties under this Agreement or Buyer’s right to indemnification hereunder or (ii) modify any section of the Disclosure Schedules. Notwithstanding anything to the contrary set forth in this Section 5.8, in no event shall the Sellers be required to prepare any financial statements with regard to the Business, the Transferred Assets or the Assumed Liabilities, whether prior to or following the Closing.

5.9 Financing; Financing Cooperation.

(a) The Buyer shall have sufficient funds available to it at the Closing to satisfy the payment of the Purchase Price in full. In the event that the Buyer determines, in its sole discretion, to arrange or obtain any financing to provide funds in connection with the transactions contemplated by this Agreement (the “Financing”), (i) the Buyer shall use, and shall cause its Affiliates to use, its and their reasonable best efforts to ensure that the Financing is available at Closing and (ii) the Sellers shall provide, and shall cause their respective controlled Affiliates and Representatives to provide to the Buyer reasonable assistance and cooperation as is reasonably requested by the Buyer in connection with arranging, obtaining and syndicating the Financing, as necessary, including assisting the Buyer with preparation of customary documents and other materials reasonably necessary in connection with the Financing. Notwithstanding anything to the contrary set forth in this Section 5.9, in no event shall the Sellers be required to prepare any balance sheet, cash flow statement, income statement or statement of stockholder’s equity with regard to the Business, the Transferred Assets or the Assumed Liabilities, whether prior to or following the Closing.

(b) Notwithstanding the foregoing, the Buyer agrees that (i) on the earlier of the Closing Date or the termination of this Agreement, the Buyer shall promptly reimburse the Sellers for all documented out-of-pocket Third Party costs and expenses incurred by the Sellers in connection with such cooperation pursuant to this Section 5.10; and (ii) the Buyer shall indemnify and hold harmless the Sellers and their respective Affiliates and their respective Representatives from and against any and all Liabilities, Losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with the arrangement of the Financing or any assistance or activities provided in connection therewith. Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 9.2(b), as applied to the Sellers’ obligations under this Section 5.9, shall be deemed to be satisfied unless the Financing has not been obtained as a direct result of the Sellers’ Willful Breach of its obligations under this Section 5.9.

(c) The Buyer understands and acknowledges that under the terms of this Agreement, the Buyer’s obligation to consummate the transactions hereunder is not in any way contingent upon or otherwise subject to the Buyer’s consummation of any financing arrangements, the Buyer’s obtaining of any financing or the availability, grant, provision or extension of any financing to the Buyer. For the avoidance of doubt, if any such financing has not been obtained, the Buyer shall continue to be obligated, until such time as this Agreement is terminated in accordance with its terms and subject to the satisfaction or waiver of the conditions set forth in Article 9, to consummate the transactions contemplated by this Agreement.

5.10 Notice of Developments. Prior to the Closing and subject to applicable Laws and as required by any Governmental Authority, Sellers and Buyer shall each keep the other reasonably apprised of the status of matters relating to consummation of the Transaction, including promptly furnishing the other with copies of material notices or other material communications received by Buyer or Sellers, as the case may be, or any of their respective Subsidiaries, from any Third Party and/or any Governmental Authority with respect to the Transaction. Prior to the Closing, each Party shall notify the other Party in writing reasonably promptly after becoming aware of (a) any event, circumstance, fact or occurrence arising subsequent to the date of this Agreement which would result in any material breach of any representation, warranty or covenant of any Party in this Agreement or which could have the effect of making any representation or warranty of the any Party in this Agreement untrue or incorrect in any material respect or (b) any other material developments affecting the Transferred Assets or the Assumed Liabilities.

5.11 Additional Covenants.

(a) Between the date hereof and the Closing, the Sellers will provide to the Buyer no later than ten (10) Business Days after the first (1st) day of each calendar month, an Example Net Working Capital Statement as of the last day of the calendar month immediately preceding such month. Such monthly Example Net Working Capital Statements shall be prepared in accordance with the Agreed Accounting Principles and will be presented in a format that is substantially similar to the format of the Example Net Working Capital Statement.

(b) Between the date hereof and the Closing, the Sellers will provide to the Buyer no later than ten (10) Business Days after the first (1st) day of each calendar month, a list of Inventory identified by SKU and compatibility with the NTM Network as of the first (1st) day of such calendar month, as well as a list of purchase orders and accounts payable outstanding (together with the amount of Inventory by SKU under each such purchase order and account payable outstanding). On or prior to the date that is five (5) days prior to the Closing Date, the Buyer shall provide written notice to the Sellers identifying the type of Inventory by SKU and compatibility with the NTM Network that the Buyer wishes to reject any or all Inventory of such type held by the Sellers as of the Closing Date (including the amount of such Inventory to be accepted) (and any or all purchase orders and accounts payable in respect of any Inventory by SKU) (such inventory and purchase orders, the “Rejected Inventory”) shall be deemed rejected, shall not be included in the Transferred Assets and shall not be included for purposes of calculating the Net Working Capital as set forth in the NWC Statement. Following the Closing Date, the Buyer may purchase from the Sellers, at a price equal to the value that would have been set forth in the calculation of Net Working Capital had such Inventory not been deemed Rejected Inventory, all or a portion of Rejected Inventory, to the extent that the Seller has not already sold or committed to sell the Rejected Inventory to a Third Party.

5.12 Certain Commercial Relationships. Prior to the Closing Date, the Buyer and the Sellers shall discuss and negotiate in good faith such updates and modifications to the Annexes to the Transition Services Agreement as may be mutually agreed by the Parties; it being understood that to the extent that updates and modifications cannot be agreed, the Annexes in the form attached to this Agreement shall be the Annexes to the Transition Services Agreement to be executed by the parties thereto. The Parties shall take such actions set forth on Schedule 5.12 with respect to certain commercial arrangements between the Parties.

5.13 Cooperation Regarding Onboarding. Subject to applicable Law, between the date of this Agreement and the earlier of the Closing Date and the termination of this Agreement, the Sellers shall use reasonable best efforts to cooperate with and make appropriate employees and contractors reasonably available to the Buyer to assist the Buyer, at the Buyer’s expense in respect of actual out-of-pocket onboarding costs, to plan and implement necessary and appropriate policies, procedures and other arrangements in connection with the transition of ownership of the Business and onboarding to TMUS’s billing and operational systems (as set forth in Section 4.1 to Annex 2 of the MNSA).

ARTICLE 6

EMPLOYEE MATTERS

6.1 Offer of Employment.

(a) No later than forty (40) days prior to the Closing Date, Sellers shall provide Buyer with a list of the annual base salaries or base wages (as applicable), commission opportunities and hire dates (or service recognition dates, if different) of all Business Employees. At least thirty (30) days prior to the Closing Date, the Buyer shall offer employment, effective as of the Closing Date, to each employee of the Business set forth on Schedule 6.1 (each, a “Business Employee”) who is actively employed (including any Business Employee on vacation, holiday, jury duty, approved leave of absence or other similar absence) immediately prior to the Closing Date. For any Business Employee who is on short-term or long-term disability immediately prior to the Closing Date, at least thirty (30) days prior to the Closing Date, the Buyer shall offer employment to such Business Employee, effective as of the date on which such Business Employee returns to active employment following the Closing (provided that such return to active employment occurs within twelve (12) months following the Closing Date). In each case, such offer of employment by the Buyer shall provide, for at least the twelve (12) month period following the Closing Date, for (i) job responsibilities and duties that are substantially comparable to each such Business Employee’s job responsibilities and duties immediately prior to the Closing Date, (ii) the compensation and benefits set forth in Section 6.3 and (iii) with a job location that is no more than 50 miles from the applicable Business Employee’s job location immediately prior to the Closing, with such employment to be effective as of 12:01 a.m. (U.S. Eastern Time) on the Closing Date (or, for employees on short-term or long-term disability leave as of immediately prior to the Closing, such later date as described above). All such employees to whom the Buyer offers employment and who accept such employment are herein referred to as the “Transferred Employees”. Effective as of 12:01 a.m. (U.S. Eastern Time) on the Closing Date (or, for employees on short-term or long-term disability leave as of immediately prior to the Closing, such later date as described above), each Transferred Employees shall terminate employment with the Sellers and any of their respective Affiliates, and, except as provided in Section 6.7, Sellers and their Affiliates shall be responsible for any severance or separation benefits that become due to any Transferred Employee as a result of his or her termination by Sellers or their Affiliates on the Closing Date.

(b) No later than twenty (20) days prior to the Closing, Buyer shall provide Sellers with a list of the base salaries or base wages (as applicable) and commission opportunities set forth in Buyer’s offers of employment to the Business Employees. In addition, Buyer shall promptly provide Sellers with written notice of any Business Employee who rejects Buyer’s offer of employment (but in no event more than two (2) Business Days after Buyer receives notice of such rejection from such Business Employee).

6.2 Seller Benefit Plans. Effective as of 12:01 a.m. (U.S. Eastern Time) on the Closing Date (or, for employees on short-term or long-term disability leave as of the Closing, such later date as described above in Section 6.1), each Transferred Employee shall cease all active participation in and accrual of benefits under all Plans (other than the Retention Agreements). For purposes of Sections 6.4 through 6.7 below, references to the Closing or the Closing Date shall mean, with respect to employees on short-term or long-term disability leave as of immediately prior to the Closing, such later date as described above in Section 6.1.

6.3 Benefit Levels. For a period of twelve (12) months following the Closing Date, the Buyer shall cause each Transferred Employee to be provided with (i) a base salary or base wage and commission opportunities that are no less favorable, in the aggregate, than those in effect immediately prior to the Closing Date, and (ii) other benefits that are no less favorable, in the aggregate, than the benefits provided to similarly situated employees of the Buyer or its subsidiaries as in effect from time to time. Without limiting the immediately preceding sentence (or any other provision hereof), for the twelve (12)-month period following the Closing Date, the Buyer shall provide, or cause to be provided, to each Transferred Employee severance payments and severance benefits that are no less favorable than the greater of (i) the severance payments and severance benefits that were provided to such employee as of immediately prior to the Closing Date and (ii) the severance payments and severance benefits that are provided to similarly-situated Buyer employees from time to time.

6.4 Service Credit. The Buyer shall cause each Transferred Employee to be credited with his or her years of service with Sellers and their Affiliates prior to the Closing for all purposes under each employee benefit plan, program, arrangement or policy established, sponsored, maintained or contributed to by the Buyer or any of its Affiliates in which the Transferred Employees are eligible to participate on or after the Closing Date (collectively, the “Buyer Plans”), to the same extent as such Transferred Employee was entitled to credit for such service under comparable Plans immediately prior to the Closing, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent that providing such credit would result in a duplication of benefits. For clarity, the Buyer and its Affiliates shall recognize the Transferred Employees’ service with the Sellers or any of their Affiliates (and their predecessors) prior to the Closing for the purposes of (i) accruals and usage of vacation and paid-time-off following the Closing and (ii) all other employment and service related entitlements and benefits.

6.5 Terms of Coverage. The Buyer shall cause each Transferred Employee to be immediately eligible to participate, without any waiting time, in any and all Buyer Plans that are welfare benefit plans, to the extent coverage under such Buyer Plan replaces coverage under a comparable Plan in which such Transferred Employee participated immediately prior to the Closing. In addition, for purposes of each Buyer Plan providing medical, dental, pharmaceutical and/or vision benefits, the Buyer shall (i) waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions and actively-at-work requirements for each Transferred Employee and his or her covered spouse, domestic partner or other dependent thereof, and (ii) take into account or cause to be taken into account any eligible expenses incurred by each Transferred Employee (and his or her covered spouses and dependents) for any co-payments, deductibles, or other out-of-pocket expenses paid by such Transferred Employee or covered spouse, domestic partner or dependent under any comparable Plan during the plan year in which the Closing occurs as if such amounts had been paid under such Buyer Plan.

6.6 401(k) Plan Benefits. Effective no later than the Closing Date, the Buyer shall establish or designate a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) (the “Buyer 401(k) Plan”). Each Transferred Employee shall be immediately eligible to participate in the Buyer 401(k) Plan as of the Closing Date. The Buyer 401(k) Plan shall (no later than the Closing Date) accept rollover distributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from the 401(k) Plan(s) (including promissory notes evidencing any outstanding loans). To the extent that any such rollover includes a promissory note, the Buyer agrees to expedite the acceptance of such rollovers by the Buyer 401(k) Plan in order to avoid loan defaults.

6.7 Liability. Subject to Section 6.1, and without limiting any other provision of this Agreement, effective as of 12:01 a.m. (U.S. Eastern Time) on the Closing Date, the Buyer shall be solely responsible for any severance or separation benefits that become due (a) to any Transferred Employee as a result of his or her termination by the Buyer after the Closing or (b) to any Business Employee as a result of the Buyer’s failure to offer employment to or continue the employment of such Business Employee on terms consistent with this Article 6 and in accordance with applicable Law.

6.8 Retention Incentives. The Buyer shall, or shall cause its Affiliates to, assume and honor the retention incentive arrangements set forth on Schedule 6.8 (the “Retention Agreements”) and shall pay the retention bonuses thereunder to the applicable Transferred Employees as and when they become due in accordance with the terms of such Retention Agreements, subject to any required withholding for applicable Taxes.

6.9 Transaction Bonuses. The Sellers shall, or shall cause one or more of their Affiliates to, pay any earned Transaction Bonuses to the applicable Transferred Employees through a Seller’s or its Affiliate’s payroll system, subject to any required withholding for applicable Taxes, as and when such Transaction Bonuses become due and payable in accordance with their terms following the Closing. In order to facilitate the payment of such Transaction Bonuses, no later than five (5) Business Days prior to the applicable payment date(s), the Buyer shall, or shall cause one of its Affiliates to, deliver to the Sellers (together with any other information reasonably requested by Sellers that is necessary to determine whether such Transaction Bonuses have become payable) a list of the Transferred Employees who have remained in employment with the Buyer or an Affiliate thereof through the applicable retention date and are eligible to receive Transaction Bonuses (to the extent that such Transaction Bonuses otherwise become earned and payable to the Transferred Employees pursuant to their terms).

6.10 WARN Act. The Buyer shall be solely responsible for complying with the WARN Act and any similar applicable Law requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (and for any failures to so comply), in any case, applicable to the Business Employees as a result of any action by the Buyer and its Affiliates after the Closing. The Buyer shall indemnify and hold harmless the Sellers and their Affiliates against any and all Liabilities arising in connection with any failure to comply with the requirements of this Section 6.10.

6.11 No Third Party Beneficiaries. The provisions of this Article 6 are solely for the benefit of the respective Parties to this Agreement and nothing in this Article 6, express or implied, shall confer upon any employee (or any dependent or beneficiary thereof), any rights or remedies, including any right to continuance of employment or any other service relationship with the Buyer, the Sellers or any of their Affiliates, or any right to compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Article 6, express or implied, shall: (i) interfere with the right of the Buyer or its Affiliates to terminate the employment or other service relationship of any Transferred Employee at any time, or (ii) obligate the Buyer or its Affiliates to adopt, enter into or maintain any Plan or other compensatory plan, program or arrangement at any time.

ARTICLE 7

TAX MATTERS

7.1 Mutual Cooperation. The Sellers and the Buyer shall, solely with respect to the Businesses and the Transferred Assets, at the other Party’s expense (a) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, or the defense of any audit or other examination by any Taxing Authority or any judicial or administrative Proceeding with respect to Taxes, and (b) each retain and provide the other with any records or other information which the other may reasonably request that are relevant to such Tax Return, audit, examination or Proceeding. Without limiting the generality of the foregoing, the Buyer and Sellers shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information, if any, that may be relevant to such returns for all taxable periods or portions thereof ending before or including the Closing Date.

7.2 Payroll Tax Reporting. The Buyer and the Sellers agree that for the taxable year that includes the Closing Date, they will follow the Standard Procedure of Rev. Proc. 2004-53, 2004-34 IRB 320, so that each of the Buyer and the Sellers shall be responsible for employment tax reporting with respect to the wages and other compensation that it pays to Transferred Employees for such calendar year.

7.3 Allocation of Certain Taxes. In the case of any taxable period that begins on or before the Closing Date and ends thereafter (each a “Straddle Period”), any real property, personal property, improvement, assessment, special assessment, ad valorem and similar Taxes with respect to the Transferred Assets (such Taxes, “Covered Taxes”) for such Straddle Period shall be allocated (a) to the portion of such Straddle Period ending on the Closing Date in an amount equal to the total amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and shall be an Excluded Liability, and (b) to the portion of such Straddle Period beginning after the Closing Date in an amount equal to the total amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period after the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and shall be an Assumed Liability; provided, that, the amount of such Covered Taxes shall be determined without regard to any actions taken by the Buyer (or its Affiliates) or other events occurring after the Closing. The Sellers shall be liable and responsible for the proportionate amount of such Covered Taxes that is attributable to the portion of any Straddle Period ending on the Closing Date, and the Buyer shall be liable and responsible for the proportionate amount of such Covered Taxes that is attributable to the portion of any Straddle Period beginning after the Closing Date. Upon receipt of any bill for any such Covered Taxes, the Buyer or the Sellers, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 7.3 (taking into account the amounts of Covered Taxes, if any, that the Buyer or the Sellers remitted to a Governmental Authority for any taxable period (or portion thereof) for which the other is responsible pursuant to this Section 7.3), together with such supporting evidence as is reasonably necessary to calculate the proration and reimbursement amount. The proration amount shall be paid by the Party owing it to the other within ten (10) days after delivery of such statement, absent manifest error. The Party that has the primary obligation to do so under applicable Law shall file any Tax Return that is required to be filed in respect of Taxes described in this Section 7.3. The Parties will cooperate and act in good faith to minimize the amount of Covered Taxes.

7.4 Transfer Taxes. All transfer, documentary, sales, use, registration, value-added and other similar Taxes (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the Ancillary Agreements, the Transaction or the other transactions contemplated hereby and thereby (collectively, “Transfer Taxes”) shall be borne and timely paid fifty percent (50%) by the Buyer and fifty percent (50%) by the relevant Seller. Buyer and such Seller shall each, at its own expense, timely file any Tax Return or other document required to be filed by it with respect to such Transfer Taxes, and Buyer and Seller shall cooperate in the preparation and filing of any Tax Returns that must be filed in connection with any Transfer Taxes. Each Party shall use reasonable best efforts to cooperate upon request as reasonably necessary to minimize the amount of any Transfer Taxes or fees applicable to the Transaction.

ARTICLE 8

INTELLECTUAL PROPERTY MATTERS

8.1 IP Transfers.

(a) Prior to the Closing Date, the Sellers shall rebrand prepaid customer accounts using the Sprint brand as customers of the Boost Business.

(b) On the Closing Date, the Buyers will: (i) initiate all domain name transfers for domain names included in the Transferred Intellectual Property with the domain name registrar; and (ii) file the Short-Form IP Assignment Agreement for Registered Intellectual Property that is included in the Transferred Intellectual Property with the applicable Governmental Authorities. Seller shall, and shall cause their Subsidiaries to, execute any additional documents and do other acts that are, in each case, reasonably requested by Buyer in order to effectuate and record the transfer of the Transferred Intellectual Property to Buyer.

(c) The Company shall use its reasonable best efforts to assign to the Buyer that certain Second Amended and Restated Trademark License Agreement by and between Virgin Enterprises Limited and Virgin Mobile USA, LP dated July 27, 2009 (the “Virgin License”). The Buyer shall be responsible for any or all Liabilities arising from its (or its Affiliates’) direct or indirect breach of the Virgin License after the Closing Date; provided that the Company shall be responsible for any or all Liabilities arising from its (or its Affiliates’) direct or indirect breach of the Virgin License after the Closing Date in connection with any sublicense granted by Buyer to the Company pursuant to the following sentence. If the Virgin License is assigned to Buyer and to the extent permitted by the terms of the Virgin License, the Buyer shall non-exclusively sublicense the Virgin License back to the Company for a period of twelve (12) months following the Closing solely to allow notice to the applicable Governmental Authorities to remove the Virgin Mark from the Assurance Lifeline brand. Such sublicense shall be subject to other terms and conditions (e.g., quality control) to be negotiated in good faith between the Buyer and the Company.

(d) Except as provided in Section 8.1(b), the Parties acknowledge that, from and after the Closing Date, the Sellers shall have no duties or obligations to renew, support, or otherwise maintain any trademark applications or registrations (including any domain name registrations or associated DNS configurations) included in the Transferred Intellectual Property.

8.2 Use of Retained Marks. From and after the Closing, neither the Buyer nor any of its Affiliates shall in any way adopt, use, seek to use, apply to register or register any Retained Mark on or in connection with any product, service, or Marks. In no event shall the Buyer or any of its Affiliates use any such Retained Mark after the Closing in any way, including in any manner likely to cause confusion, or to cause mistake or to deceive as to the affiliation, connection, or association of the Buyer or any Affiliate of the Buyer, or as to the origin, sponsorship, or approval of such products or services.

8.3 Trade Secret License. Effective as of the Closing, the Company hereby grants, on behalf of themselves and their Subsidiaries, to Buyer and its Affiliates, an irrevocable, perpetual, worldwide, royalty-free, fully paid-up right and license to use and otherwise exploit solely in connection with the operation of the Business (including the conduct of the Business by Buyer and its Affiliates) all Trade Secrets that are (a) owned by the Company or any of its Subsidiaries, (b) used in connection with the Business as conducted as of the Closing Date (other than any aspect of the operation of the Business that is provided by way of services pursuant to the Transition Services Agreement or MNSA), and (c) not included in the Transferred Intellectual Property. Buyer or any of its Affiliates may sublicense any of the rights granted pursuant to this Section 8.3 (i) to any of its contractors, channel partners, resellers, or suppliers, in each case, solely in connection with the operation of the Business (including the conduct of the Business by Buyer and its Affiliates), or (ii) in connection with any divestiture of the Business (including the conduct of the Business by Buyer and its Affiliates), or any portion thereof, to a Third Party. All Trade Secrets licensed pursuant to this Section 8.3 shall be treated as Confidential Information subject to the confidentiality provisions of Section 12.1(b) and the Buyer will cause any sublicensee of such Trade Secrets to be bound by confidentiality obligations at least as favorable for the benefit of the Sellers.

ARTICLE 9

CONDITIONS TO CLOSING

9.1 Conditions to the Obligations of the Sellers and the Buyer. The obligation of the Sellers and the Buyer to consummate the Transaction is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Sellers and the Buyer), as of the Closing, of the following conditions:

(a) NTM Merger. The NTM Merger shall have been consummated in accordance with the terms of the NTM Merger Agreement;

(b) Regulatory Approvals. (i) The DOJ shall have approved the terms of the Transaction as prescribed in any DOJ Final Judgment, (ii) the DOJ Consent and the FCC Consent shall have been obtained, (iii) the FCC 214 Approval shall have been obtained, (iv) the FCC MNSA Approval shall have been obtained and (v) any required approvals by state public utility authorities shall have been obtained; and

(c) No Legal Restraint. No applicable Law enacted, modified, supplemented or amended after the date of this Agreement or Governmental Order enacted, entered, promulgated, enforced or issued by, or executed with, any Governmental Authority that prevents or, with respect to any Governmental Order, restrains the Transaction shall be in effect.

9.2 Conditions to the Obligations of the Buyer. The obligation of the Buyer to consummate the Transaction is further subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Buyer), as of the Closing, of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Sellers set forth in Article 3 (other than the Seller Fundamental Representations and Section 3.8(b)) shall be true and correct (without giving effect to any qualifications or limitations contained therein as to materiality or Material Adverse Effect, as of the date of this Agreement and as of the Closing Date as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date), in each case, other than for failures of such representations and warranties of the Sellers to be so true and correct which do not have or are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect and (ii) the Seller Fundamental Representations and Section 3.8(b) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

(b) Covenants. The covenants and obligations that the Sellers are required to perform prior to the Closing shall have been duly performed and complied with by the Sellers in all material respects;

(c) The Sellers shall have taken all actions required to enable Buyer to, and from and after the Closing the Buyer shall, have the ability to provision any new or existing customer of the Business holding a compatible handset device onto the NTM Network pursuant to the terms of the MNSA.

(d) The Buyer shall have received at the Closing a certificate signed on behalf of the Sellers by an executive officer of each of TMUS and Sprint to the effect that the conditions set forth in Section 9.2(a) and Section 9.2(b) have been satisfied; and

(e) The Buyer shall have received each of the deliveries set forth in Section 10.2(a) required to be delivered to Buyer or any of its Affiliates.

9.3 Conditions to the Obligations of the Sellers. The obligation of the Sellers to consummate the Transaction is further subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Sellers), as of the Closing, of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Buyer set forth in Article 4 (other than the Buyer Fundamental Representations) shall be true and correct (without giving effect to any qualifications or limitations contained therein as to materiality or Buyer Material Adverse Effect, as of the date of this Agreement and as of the Closing Date as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date), in each case, other than for failures of such representations and warranties of the Buyer to be so true and correct which do not have or are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect and (ii) the Buyer Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

(b) Covenants. The covenants and obligations that the Buyer is required to perform at or prior to the Closing shall have been duly performed and complied with by the Buyer in all material respects (except that the obligations of the Buyer set forth in Section 10.2(b)(i) shall have been performed in all respects);

(c) The Seller shall have received at the Closing a certificate signed on behalf of the Buyer by an executive officer of Buyer to the effect that the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied; and

(d) The Sellers shall have received each of the deliveries set forth in Section 10.2(b) required to be delivered to Sellers or any of its Affiliates.

ARTICLE 10

CLOSING

10.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Transaction (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, at 10:00 a.m. (U.S. Eastern Time) on the first (1st) Business Day of the month immediately following the month in which all conditions set forth in Article 9 have been satisfied or waived by the Party entitled to the benefit thereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) (the “Month Start Date”), provided, however, that if Month Start Date would occur after the date on which any Regulatory Approval requires the Closing to occur, then the Closing shall occur on the last Business Day specified by such Regulatory Approval. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. The Closing shall be deemed effective as of 12:01 a.m. (U.S. Eastern Time) on the Closing Date.

10.2 Deliverables.

(a) At the Closing, the Sellers shall deliver, or cause to be delivered, to the Buyer:

(i) a counterpart of a bill of sale and assignment and assumption agreement in order for the Buyer or its Affiliate to assume and undertake the obligations to pay, perform and discharge, as and when due, the Assumed Liabilities and in order for the Sellers to assign to the Buyer or its Affiliate all of each Seller’s right, title and interest in and to the Transferred Assets, in in form and substance reasonably acceptable to the Buyer and the Sellers (the “Bill of Sale and Assignment and Assumption Agreement”), duly executed by the applicable Sellers or Affiliates thereof;

(ii) a counterpart of each Transition Services Agreement, duly executed by the applicable Seller or an Affiliate thereof;

(iii) a counterpart of the MNSA, duly executed by the Sellers or Affiliates thereof;

(iv) a counterpart of the Spectrum Purchase Agreement, duly executed by the Sellers or Affiliates thereof;

(v) a counterpart of the Site Option Agreement, duly executed by the Sellers or Affiliates thereof;

(vi) a counterpart of the Short-Form IP Assignment Agreement, duly executed by the Sellers or Affiliates thereof; and

(vii) an IRS Form W-9 duly executed by each Seller.

(b) At Closing, the Buyer shall deliver to the Sellers:

(i) the Purchase Price (excluding any adjustment for Net Working Capital), by wire transfer of immediately available funds to the account(s) designed by the Sellers prior to the Closing Date;

(ii) a counterpart of each Transition Services Agreement, duly executed by Buyer;

(iii) a counterpart of the MNSA, duly executed by Buyer;

(iv) a counterpart of the Spectrum Purchase Agreement, duly executed by Buyer;

(v) a counterpart of the Site Option Agreement, duly executed by Buyer;

(vi) a counterpart of the Bill of Sale and Assignment and Assumption Agreement; and

(vii) a counterpart of the Short-Form IP Assignment Agreement, duly executed by Buyer.

ARTICLE 11

TERMINATION

11.1 Termination. This Agreement may be terminated at any time before the Closing and the Transaction abandoned:

(a) by the mutual written consent of the Buyer and the Sellers;

(b) by written notice to the Sellers from the Buyer if:

(i) there is any material breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Sellers, such that the conditions specified in Section 9.1 or Section 9.2 would not be satisfied at the Closing (a “Terminating Sellers Breach”), except that, if such Terminating Sellers Breach is curable by the Sellers through the exercise of their reasonable best efforts, then, for a period of up to forty-five (45) days after receipt by the Sellers of notice from the Buyer of such Terminating Sellers Breach (the “Sellers Cure Period”), such termination shall not be effective, and such termination shall become effective only if (A) the Terminating Sellers Breach is not cured within the Sellers Cure Period or (B) the Terminating Sellers Breach is incapable of being cured during the Sellers Cure Period; provided that this right of termination shall not be available to the Buyer if the Buyer is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(ii) the Closing has not occurred on or before the earlier to occur of (x) the date that is twelve (12) months after the date of this Agreement and (y) the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b)(ii) shall not be available to the Buyer if the Buyer’s failure to comply with its obligations under this Agreement has materially contributed to the failure of the Closing to occur before such date; provided, further, that, if the Termination Date falls during a Sellers Cure Period, the Termination Date shall automatically be extended until the end of such Sellers Cure Period;

(c) by written notice to the Buyer from either Seller if:

(i) there is any material breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Buyer, such that the conditions specified in Section 9.1 or Section 9.3 would not be satisfied at the Closing (a “Terminating Buyer Breach”), except that, if any such Terminating Buyer Breach is curable by the Buyer through the exercise of its reasonable best efforts, then, for a period of up to forty-five (45) days after receipt by the Buyer of notice from the Sellers of such Terminating Buyer Breach (the “Buyer Cure Period”), such termination shall not be effective and such termination shall become effective only if (A) the Terminating Buyer Breach is not cured within the Buyer Cure Period or (B) the Terminating Buyer Breach is incapable of being cured during the Buyer Cure Period (it being understood and agreed that failure by the Buyer to consummate the Closing within five (5) Business Days of the date on which the Closing is required to occur pursuant to Section 10.1 shall be deemed a Terminating Buyer Breach that is incapable of being cured); provided that this right of termination shall not be available to the Sellers if the Sellers are in material breach of any of their representations, warranties, covenants or agreements contained in this Agreement; or

(ii) the Closing has not occurred on or before the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c)(ii) shall not be available to the Sellers if either (i) the Sellers’ failure to comply with their obligations under this Agreement has materially contributed to the failure of the Closing to occur before such date or (ii) the condition set forth in Section 9.2(c) has not been satisfied as of such date (only for so long as the condition set forth in Section 9.2(c) remains unsatisfied); provided, further, that, if the Termination Date falls during a Buyer Cure Period, the Termination Date shall automatically be extended until the end of such Buyer Cure Period;

(iii) if any Governmental Authority modifies or imposes a modification of the terms of the DOJ Final Judgment, this Agreement or the Ancillary Agreements and such modifications are not acceptable to the Sellers in their sole discretion, provided, that in the event that the Sellers enter into any definitive agreement or amendment approving such modification, or otherwise consent in writing to any such modification, that shall mean that such modification is acceptable in form and substance to the Sellers.

(d) by any Party by written notice to the other Parties if the NTM Merger has been validly terminated pursuant to the terms of the NTM Merger Agreement; or

(e) by written notice to the Buyer from the Sellers if the DOJ has informed the Sellers in writing that it will not grant the DOJ Consent, or if the DOJ withdraws or retracts the DOJ Consent and informs the Sellers that it will not re-grant the DOJ Consent.

11.2 Effect of Termination. Except as otherwise set forth in this Section 11.2 and except for the second sentence of Section 14.12, in the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, officers, directors, members or stockholders, other than liability of a Party for any Willful Breach of this Agreement by such Party occurring prior to such termination.

ARTICLE 12

POST-CLOSING COVENANTS

12.1 Confidentiality.

(a) Effective as of the execution of this Agreement, Buyer and Sellers have entered into the Amended and Restated Confidentiality Agreement. The Buyer acknowledges effective upon, and only upon, the Closing, the Amended and Restated Confidentiality Agreement shall be automatically terminated and without further effect; provided, however, that notwithstanding the foregoing, each Party acknowledges that any and all other information provided to it by or on behalf of the other Party, any of their respective Affiliates or Representatives as concerning the disclosing party, their respective Affiliates (other than the Business) and the terms and conditions of this Agreement and the Ancillary Agreements shall remain subject to the confidentiality terms of the Confidentiality Agreement until the date that the Amended and Restated Confidentiality Agreement would have otherwise been terminated in accordance with its terms and provided, further, that the obligations not to disclose Transaction Information (as such term is defined in the Amended and Restated Confidentiality Agreement) to the individuals identified on Exhibit A of the Amended and Restated Confidentiality Agreement shall survive any termination thereof.

(b) From and after the Closing, the Parties agree that any information provided to the other Parties or their Representatives pursuant to the terms of this Agreement (including Section 5.8 or Section 12.2) or otherwise in connection with the Transaction (including the terms and conditions of this Agreement and the Ancillary Agreements, but, in the case of Buyer, excluding all Business Confidential Information that relates exclusively to the Business) (the “Confidential Information”) shall be kept strictly confidential, and the Parties and their Representatives shall not disclose any such Confidential Information in any manner whatsoever, provided, however, that a Party may disclose any such Confidential Information to such of its Representatives who have been informed of the confidential nature of the information and have been instructed to comply with the terms of this Section 12.1(b) as if they were parties hereto (provided the Parties shall not disclose any pricing information under the MNSA to actual or potential debt and equity financing sources; provided, however, that the Buyer may share with such actual and potential debt and equity financing sources financial forecasts and models that reflect such pricing information on an aggregated line item basis), and Trade Secrets subject to Section 8.3 may be disclosed to sublicensees in accordance with Section 8.3. The term “Confidential Information” does not include information that: (i) is or becomes generally available to the public (other than as a result of a disclosure by a Party or any of its Representatives in breach of this Section 12.1(b)), (ii) (A) was within such receiving Party’s possession prior to it being furnished or otherwise disclosed to such receiving Party hereunder or (B) thereafter becomes available to such receiving Party on a non-confidential basis from a source other than the disclosing Party or its Representatives, in either case of clause (A) or (B) without, to such receiving Party’s knowledge, being subject to any contractual or other obligation of confidentiality to the disclosing Party or any of its Representatives with respect to such information, or (iii) is or was independently developed by the receiving Party or any of its Representatives without use of, reference to or reliance upon Confidential Information; provided that the foregoing exceptions (i)-(iii) shall not apply with respect to any Trade Secrets. In the event that a Party or any of its Representatives receives a request from a Governmental Authority of competent jurisdiction (by deposition, interrogatory, request for documents, order, subpoena, civil investigative demand or similar process) to disclose, or is otherwise required by Law or the rules of a national securities exchange to which it is subject, to disclose Confidential Information then the provisions of Paragraph 2.2 of the Amended and Restated Confidentiality Agreement shall apply to any such disclosure and are incorporated by reference into this Section 12.1(b), mutatis mutandis, as if they were set forth in their entirety herein. The confidentiality restriction set forth in this Section 12.1(b) shall expire with respect to any Confidential Information three (3) years after the date such Confidential Information is originally provided to a Party or its Representatives by another Party or its Representatives, provided that this Section 12.1(b) shall not expire (i) with respect to any Trade Secrets or (ii) with respect to the obligation not to disclose any pricing information under the MNSA.

(c) From and after the date of this Agreement, each of the Sellers shall not, and shall cause its Affiliates and its and their Representatives not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors, managers and employees of the Buyer or its Affiliates or use or otherwise exploit, any Business Confidential Information (x) in a manner that would reasonably be expected to be detrimental to the Business or (y) for the purposes of marketing or customer solicitation for the benefit of anyone other than the Business, the Buyer or its Affiliates. Each of the Sellers and their respective directors, officers, employees or Affiliates shall not have any obligation to keep confidential any Business Confidential Information if and to the extent disclosure thereof is specifically required by Law or requested by FCC staff in connection with the FCC MNSA Approval. To the extent legally permissible, such Seller shall notify the Buyer of its intention to make such disclosure and provide a list of the Business Confidential Information that such Seller intends to disclose prior to making such disclosure. The Sellers agree to cooperate with the Buyer so that the Buyer may seek, at its sole cost and expense, an appropriate protective order. “Business Confidential Information” means any market studies and forecasts, competitive analyses, target markets, advertising techniques, pricing policies and information, customer lists, customer profiles, customer preferences, other trade secrets and any other documents embodying confidential and proprietary information to the extent related to the Business.

12.2 Access to Books and Records; Cooperation.

(a) From and after the Closing, each of the Sellers, the Buyer and their respective Affiliates shall retain the books, Records, documents, instruments, accounts, correspondence, writings, evidences, of title and other papers relating to the Business in their possession or control for at least seven (7) years following the Closing Date or for such longer period as may be required by Law or any applicable Governmental Order, and shall, and shall cause their respective Affiliates to provide the other Party and its Affiliates and Representatives reasonable access during regular business hours to such Records (including the right to receive hard or electronic copies thereof), including to the extent necessary to: (i) fully enforce, determine or exercise any rights or obligations in connection with the NTM Merger, or (ii) perform any mandatory obligations towards any Governmental Authorities, government-controlled entities, public international organizations, or non-governmental institutions whose employees are treated because of that status or otherwise as government officials under applicable Laws.

(b) From and after the Closing, the Buyer shall, and shall cause its Affiliates to, provide such assistance and cooperation to the Sellers and their respective Affiliates and Representatives as any Seller may reasonably request in relation to any Proceedings by or against any Seller or its Affiliates, including Proceedings relating to employee claims. The Sellers shall, and shall cause their respective Affiliates to, provide such assistance and cooperation at the Buyer’s cost and expense to the Buyer and its Affiliates and Representatives as the Buyer may reasonably request in relation to required regulatory filings of Buyer or its Affiliates (including securities law filings) in respect of periods ending on or prior to the Closing (including providing such information, including financial information, as is reasonably requested and making extracts and copies of such Records, including reasonable access to customary supporting information, data and documentation necessary for the preparation of the Buyer’s financial reports), in connection with any Proceedings, including Proceedings relating to employee claims, or to the extent reasonably necessary or advisable to operate the Business after the Closing. The respective Parties shall be entitled, at their sole cost and expense, to make copies of the Records to which they are entitled to access pursuant to this Section 12.2. Notwithstanding anything to the contrary set forth in this Section 12.2, in no event shall the Sellers be required to prepare any balance sheet, cash flow statement, income statement or statement of stockholders’ equity with regard to the Business, the Transferred Assets or the Assumed Liabilities, whether prior to or following the Closing

12.3 Wrong-Pocket. If at any time during the five (5)-year period after the Closing:

(a) The Sellers or any of their respective Affiliates receives (i) any refund or other amount which is a Transferred Asset or is otherwise properly due and owing to the Buyer in accordance with the terms of this Agreement or (ii) any refund or other amount which is related to claims or other matters for which the Buyer is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to the Buyer in accordance with the terms of this Agreement, the Sellers promptly shall remit, or shall cause to be remitted, such amount to the Buyer at the address set forth in Section 14.11, net of any out-of-pocket expenses and costs (including Taxes) incurred in connection with determining, collecting or obtaining such refund or other amount; or

(b) The Buyer or any of its Affiliates receives (i) any refund or other amount which is an Excluded Asset or is otherwise properly due and owing to the Sellers or any of their respective Affiliates in accordance with the terms of this Agreement, or (ii) any refund or other amount which is related to claims or other matters for which the Sellers are responsible hereunder, and which amount is not a Transferred Asset, or is otherwise properly due and owing to the Sellers or any of their respective Affiliates in accordance with the terms of this Agreement, the Buyer promptly shall remit, or shall cause to be remitted, such amount to the Sellers at the address set forth in Section 14.11, net of any out-of-pocket expenses and costs (including Taxes) incurred in connection with determining, collecting or obtaining such refund or other amount.

(c) If at any time after the Closing, the Buyer or any of its Subsidiaries shall receive or otherwise possess any asset or liability that should belong to the Sellers or any of their Affiliates pursuant to this Agreement, Buyer shall, except to the extent the asset is not transferable as provided in Section 12.3(e) promptly notify and transfer, or cause to be transferred, such asset or liability to the Sellers or any of their Affiliates. If at any time after the Closing, the Sellers or any of their respective Affiliates shall receive or otherwise possess any asset or liability that should belong to Buyer or any of its Subsidiaries pursuant to this Agreement, the Sellers shall, except to the extent the asset is not transferable as provided in Section 12.3(e), promptly notify and transfer, or cause to be transferred, such asset or liability to Buyer or any of its Subsidiaries. Prior to any such transfer of assets pursuant to this Section 12.3(c), the Sellers and the Buyer agree that the Person receiving or possessing such asset shall hold such asset in trust for the Person to whom such asset should rightfully belong pursuant to this Agreement.

(d) If at any time there exist (i) assets that any Party discovers were, contrary to the agreements among the Parties, by mistake or unintentional or other omission, transferred to Buyer or retained by Sellers or any of their respective Affiliates or (ii) Liabilities that any Party discovers were, contrary to the agreements among the Parties, by mistake or unintentional or other omission, assumed by Buyer or retained by Sellers or any of their respective Affiliates, then the Parties shall cooperate in good faith to effect the transfer or retransfer of such misallocated assets, and/or the assumption or reassumption of misallocated Liabilities, to or by the appropriate Person as promptly as practicable and shall not use the determination that remedial actions need to be taken to alter the original intent of the Parties with respect to the assets to be transferred to or Liabilities to be assumed by Buyer or retained by Sellers or any of their respective Affiliates. Each Party shall reimburse any other Party or make other financial adjustments or other adjustments to remedy any mistakes or omissions relating to any of the assets transferred or any of the Liabilities assumed or retained pursuant to this Section 12.3(d).

(e) Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, neither this Agreement nor any Ancillary Agreement shall constitute an agreement to sell, assign, transfer, convey, deliver or assume any asset that would constitute a Transferred Asset if such asset is not transferable in accordance with applicable Law or with any requisite Consent. If the transfer or assignment of any asset intended to be transferred or assigned hereunder is not consummated prior to or on the Closing Date, whether as a result of a prohibition on transfer due to a violation or breach of applicable Law or any other requisite Consent, then the Person retaining such asset shall thereafter hold such asset for the use and benefit, insofar as legally permitted and reasonably possible, of the Person entitled thereto until the consummation of the transfer or assignment thereof (or as otherwise mutually determined by the Parties). In addition, the Person retaining such asset shall use its reasonable best efforts to take such other actions as may reasonably be requested by the Person to whom such asset is to be transferred in order to place such Person, insofar as legally permitted and reasonably possible, in the same position as if such asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such asset, are to inure from and after the Closing Date to the Person to whom such asset is to be transferred. Notwithstanding the foregoing, any such asset shall still be considered a Transferred Asset. This provision is intended, among other things, to cause all such assets that are considered Transferred Assets to be treated for all income tax and accounting purposes as if transferred as contemplated hereby, such that such assets are and will be, for all income tax and accounting purposes, owned by the Buyer, and the Parties will so treat such assets for all income tax and accounting purposes, except as required by Law. The Person retaining an asset due to the deferral of the transfer and assignment of such asset shall not be obligated, in connection with the foregoing, to expend any money or personnel in connection with the maintenance of the asset unless the necessary funds or expenses or costs associated with such maintenance are advanced by the Person to whom such asset is to be transferred, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Person to whom such asset is to be transferred; provided, however, that the Person retaining such asset shall, as promptly as practicable, provide notice to the Person to whom such asset is to be transferred of the amount of all such expenses and fees.

(f) Each Party hereto shall cooperate with each other Party hereto and shall set up procedures and notifications as are reasonably necessary or advisable to effectuate the transfers contemplated by this Section 12.3.

(g) For the avoidance of doubt, the transfer or assumption of any assets or Liabilities under this Section 12.3 shall be effected without any additional consideration payable by any Party hereto.

12.4 Transfer Formalities and Costs. Without limiting Section 14.1, all registration, filing and other formalities relating to or required for the transfer of the Transferred Assets shall be the sole responsibility of the Buyer. The Buyer shall pay all costs and expenses associated with or arising from the transfer of the Transferred Assets.

12.5 Insurance. Except as set forth in Section 2.3(b), from and after the Closing, the Business, the Transferred Assets and the Assumed Liabilities shall cease to be insured by Sellers’ or their respective Affiliates’ insurance policies or by any of their self-insurance programs or other similar arrangements, and Buyer (i) agrees to arrange for its own insurance policies (including self-insurance or similar arrangements funded directly or indirectly by Buyer or any of its Affiliates) with respect to the Business, the Transferred Assets and the Assumed Liabilities covering all periods from and after the Closing and (ii) without prejudice to any right to indemnification under this Agreement or any other Ancillary Agreement, agrees not to seek, through any means, to benefit from any of Seller’s or its Affiliates’ insurance policies which may provide coverage for claims relating in any way to the Business.

12.6 Non-Solicitation.

(a) From and after the Closing and until the eighteen (18)-month anniversary of the Closing Date, the Sellers shall not, and shall cause each of their respective Affiliates not to, directly or indirectly, solicit for employment or engagement, knowingly entice away, or hire or engage (whether as an employee, consultant, agent, contractor or otherwise) any Transferred Employee who is at or above a Consultant/Manager position; provided that the Sellers and their respective Affiliates shall not be precluded from soliciting, hiring or engaging any such person: (i) pursuant to a general solicitation of employment not targeted toward employees of the Buyer or its Affiliates, or (ii) whose employment or engagement, as applicable, with the Buyer or its Affiliates has been terminated at least six (6) months prior to such soliciting, hiring or engaging with the Sellers or their respective Affiliates.

(b) Scope. The Parties acknowledge that the restrictions contained in this Section 12.6(a) are reasonable in scope and duration in light of the nature, size and location of the Business. The Parties further acknowledge that the restrictions contained in this Section 12.6(a) are necessary to protect Buyer’s significant investment in the Business, including investment in goodwill. It is the desire and intent of the Parties that the provisions of this Section 12.6(a) be enforced to the fullest extent permissible under applicable Law. If any part of this Section 12.6 is held to be excessively broad as to duration, scope activity or subject, such part will be construed by limited and reducing it so as to be enforceable to the maximum extent permitted under applicable Law.

12.7 Additional Post-Closing Covenants. The Parties shall take the actions described on Schedule 12.7.

ARTICLE 13

INDEMNIFICATION

13.1 Indemnification by the Sellers. From and after the Closing, subject to the limitations contained in this Article 13, the Sellers shall jointly and severally indemnify the Buyer and its Affiliates and their respective officers, directors, employees, agents successors and assigns (the “Buyer Indemnified Parties”) in respect of, and hold each Buyer Indemnified Party harmless against any and all Losses incurred or suffered by such Buyer Indemnified Party resulting from, arising out of or relating to:

(a) any inaccuracy in any representation or warranty of the Sellers contained in Article 3 as of the date hereof or as of the Closing Date (except to the extent such representation or warranty speaks as of a particular date, in which case such inaccuracy shall be determined as of such particular date) (without giving effect to any Material Adverse Effect or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty);

(b) any breach or failure by the Sellers to perform any covenant or agreement of any Seller contained in this Agreement;

(c) any failure to collect in full any amount of accounts receivable included in the Final NWC Statement; or

(d) any Excluded Liabilities.

13.2 Indemnification by Buyer. From and after the Closing, subject to the limitations contained in this Article 13, the Buyer shall indemnify the Sellers and their respective Affiliates and their respective and their respective officers, directors, employees, agents, successors and assigns (the “Seller Indemnified Parties”) in respect of, and hold each Seller Indemnified Party harmless against, Losses incurred or suffered by such Seller Indemnified Party resulting from or arising out of:

(a) any inaccuracy in any representation or warranty of the Buyer contained in Article 4 as of the date hereof or as of the Closing Date (except to the extent such representation or warranty speaks as of a particular date, in which case such inaccuracy shall be determined as of such particular date) (without giving effect to any Buyer Material Adverse Effect or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty);

(b) any breach or failure by Buyer to perform any covenant or agreement of Buyer contained in this Agreement; or

(c) any Assumed Liabilities.

13.3 Indemnification Claims.

(a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Claim. Such notification shall be given within thirty (30) days after receipt by the Indemnified Party of notice of such Third Party Claim, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Claim and the amount of damages claimed therein (if specified); provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except and only to the extent that the Indemnifying Party is actually prejudiced by such delay or failure. Within twenty (20) days after delivery of such notification, the Indemnifying Party shall have the right to, upon written notice thereof to the Indemnified Party, assume control of and conduct, at the Indemnifying Party’s sole cost and expense, the defense of such Third Party Claim (with counsel of national standing reasonably satisfactory to the Indemnified Party); provided, that (i) as a condition precedent to the Indemnifying Party’s right to assume and conduct such defense, within fifteen (15) days after the Indemnified Party has given notice of such Third Party Claim, (A) the Indemnifying Party must notify the Indemnified Party in writing that the Indemnifying Party shall undertake the defense of such Third Party Claim and (B) the Indemnifying Party must agree in writing with the Indemnified Party to unconditionally indemnify the Indemnified Party from and against all such Losses that the Indemnified Party may suffer or incur or to which the Indemnified Party may otherwise become subject and which arise from or as a result of or are connected with such Third Party Claim (subject to the limitations set forth in Section 13.6), and (ii) the Indemnifying Party may not assume control of the defense of or conduct the defense of, any Third Party Claim to the extent such claim constitutes a Third Party Claim (A) involving any criminal or quasi-criminal Proceeding, action, indictment, allegation or investigation or seeking to impose any criminal penalty, fine or other sanction, (B) made by any Governmental Authority or to which any Governmental Authority is a named party, (C) in which relief other than monetary Losses is sought, including any injunctive or other equitable relief, (D) which, if adversely determined, would reasonably be expected, in the good faith judgment of the Indemnified Party, to establish a precedent, custom or practice materially adverse to the continuing business interests or prospects of the Indemnified Party or its Affiliates, or (E) that could, in the good faith judgment of the Indemnified Party, reasonably be expected to result in Losses in excess of the Cap (and for purposes of any claims with respect to breaches of the representations and warranties other than the Seller Fundamental Representations or the Buyer Fundamental Representations, as applicable) or otherwise in excess of the maximum liability of the Seller Indemnifying Parties or the Buyer Indemnifying Parties, as applicable under this Article 13. For avoidance of doubt, in the event that a Seller or one or more of its Affiliates and the Buyer or one or more of its Affiliates is named in an Proceeding, such Seller and the Buyer shall be entitled to assume the control of and conduct of their own defense and select counsel of their own choosing to defend their respective interests in such Proceeding.

(b) If the Indemnifying Party does not so assume or does not have the right to so assume control of the defense of a Third Party Claim, the Indemnified Party shall control such defense. The Non-Controlling Party may participate in such defense, and may hire separate counsel at its own expense. The Controlling Party shall keep the Non-Controlling Party reasonably advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise reasonably cooperate with and assist the Controlling Party in the defense of such Third Party Claim, including by (i) furnishing and, upon request, procuring the attendance of potential witnesses for interview, preparation, submission of witness statements and the giving of evidence at any related hearing, (ii) promptly furnishing documentary evidence to the extent available to it or its Affiliates, and (iii) providing access to any other relevant party, including any Representatives of the Non-Controlling Party as reasonably needed. Notwithstanding the foregoing, the fees and expenses of counsel to the Indemnified Party with respect to a Third Party Claim shall be considered Losses for purposes of this Agreement only if (A) the Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate or (B) the Indemnifying Party shall have authorized in writing the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), unless the relief consists solely of money Losses to be paid by the Indemnifying Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned).

(c) In order to seek indemnification under this Article 13, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.

(d) Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”), in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (ii) agree that the Indemnified Party is entitled to receive the part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount (whereupon the Indemnifying Party and the Indemnified Party agree that the dispute shall be resolved in accordance with Section 14.5).

13.4 Survival of Representations and Warranties and Covenants. The representations and warranties set forth in Sections 3.1, 3.2, 3.15(a) and 3.18 (the “Seller Fundamental Representations”) and Sections 4.1, 4.2 and 4.6 (the “Buyer Fundamental Representations”) shall survive the Closing for three (3) years from the Closing Date and then expire. All representations and warranties in this Agreement other than the Seller Fundamental Representations and Buyer Fundamental Representations shall survive the Closing for eighteen (18) months from the Closing Date. All covenants and agreements set forth herein which by their terms contemplate actions or impose obligations prior to or at the Closing shall survive the Closing for eighteen (18) months from the Closing Date and then expire. All covenants and agreements set forth herein which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty or covenant or agreement, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty or covenant, then the applicable representation or warranty or covenant shall survive until, but only for purposes of, the resolution of the matter covered in reasonable detail by such notice. If the Proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.

13.5 Treatment of Indemnification Payments. Any payments made to an Indemnified Party pursuant to this Article 13 shall be treated as an adjustment to the Final Purchase Price for Tax purposes and such treatment shall govern for all purposes hereof except to the extent that the applicable Laws or Taxing Authority of a particular jurisdiction require otherwise.

13.6 Limitations on Indemnification.

(a) No amount shall be payable to an Indemnified Party in satisfaction of any claim for indemnification pursuant to Section 13.1(a) or 13.2(a), as applicable, for which the aggregate amount of Losses of the Indemnified Party arising therefrom, together with all related claims, is less than $50,000; provided, that the limitation set forth in this Section 13.6(a) shall not apply unless and until the aggregate amount of all Losses of the Indemnified Party resulting from, arising out of or relating to breaches of representations and warranties contained in this Agreement exceeds the Deductible Amount.

(b) No claim may be made by an Indemnified Party against an Indemnifying Party for indemnification pursuant to Section 13.1(a) or Section 13.2(a), as applicable, unless and until the Indemnified Party has sustained aggregate Losses for which it is entitled to indemnification pursuant to Section 13.1(a) or Section 13.2(a), as applicable, in excess of $14,000,000 in the aggregate (the “Deductible Amount”) and then only to the extent such aggregate amount exceeds the Deductible Amount, provided, however, that the Deductible Amount shall not apply with respect to any Losses resulting from, arising out of or relating to breaches of the Seller Fundamental Representations or the Buyer Fundamental Representations, and none of such Losses shall count towards the satisfaction of the Deductible Amount. The maximum aggregate recovery of the Indemnified Parties from the Indemnifying Parties pursuant to Section 13.1(a) or Section 13.2(a), as applicable, shall not exceed an amount equal to $140,000,000 the (“Cap”), except with respect to breaches of the Seller Fundamental Representations or Buyer Fundamental Representations, which are subject to Section 13.6(c).

(c) The maximum aggregate liability or recovery of all Buyer Indemnified Parties from all Seller Indemnifying Parties under this Article 13 or otherwise pursuant to this Agreement, including for Fraud, shall not exceed an amount equal to the Final Purchase Price actually received by the Sellers. The maximum aggregate liability or recovery of all Seller Indemnified Parties from all Buyer Indemnifying Parties under this Article 13 or otherwise pursuant to this Agreement, including for Fraud, shall not exceed an amount equal to the Final Purchase Price actually received by the Sellers and the Sellers shall have no indemnification for Losses under this Article 13 by any Indemnified Party if such Liabilities are taken into account in the calculation of Net Working Capital. No Indemnified Party shall be entitled to be indemnified, paid or reimbursed more than once for the same Losses.

13.7 Exclusivity of Remedy for Monetary Damages. The Buyer and the Sellers acknowledge and agree that indemnification pursuant to this Article 13 shall be the sole and exclusive remedy of the Indemnified Parties for money damages for any and all Losses from and after the Closing in connection with any breach of a representation or warranty or non-performance of any covenant or agreement set forth in this Agreement; provided, that in the event of (a) any breach of the representation or warranty of the Company contained in Section 3.15, Buyer shall be entitled to elect to receive such services in accordance with Section 1.5 of the Transition Services Agreement and the Sellers shall have no further liability with respect to any related breach of representation or warranty of the Sellers contained in Section 3.15 hereunder and (b) any breach of any covenant or obligation of the Sellers set forth in Section 2.1, Buyer shall be entitled to elect to receive the transfer and delivery of such assets, rights or properties to cure such breach, and Sellers shall be promptly obligated to comply with such election. In the event such election is made and complied with, such amounts shall not be considered for any purposes set forth in Section 13.6 hereto.

13.8 Effect of Insurance and Other Recoveries. The amount of any Losses for which indemnification is provided under this Article 13 shall be reduced by any insurance proceeds actually received by the Indemnified Party or any of its Affiliates in connection with the facts giving rise to the right of indemnification (less the amount of the actual costs and expenses incurred in procuring such proceeds).

13.9 Effect of Investigation. The representations, warranties, covenants and agreements of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or that any such covenant or agreement is, was or might have been breached or not fulfilled or by reason of the Indemnified Party’s waiver of any condition set forth in Section 9.2 or Section 9.3, as applicable.

13.10 Mitigation. The Buyer and each of the Sellers shall use its respective commercially reasonable efforts to mitigate any claim or liability that a Buyer Indemnified Party or a Seller Indemnified Party, as applicable, asserts under this Article 13. The Indemnified Party shall use reasonable best efforts to recover from insurance policies or other applicable sources of recovery the maximum portion of any Losses of such Indemnified Party.

13.11 No Recourse. This Agreement and the Ancillary Agreements may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Ancillary Agreements or the transactions contemplated hereby may only be brought against, the Persons that are expressly named as parties hereto or thereto and then only with respect to, and to the extent of, the specific obligations set forth herein and therein with respect to such party. Except to the extent a named party to this Agreement or the Ancillary Agreements (and then only to the extent of the specific obligations undertaken by such named party in this Agreement or the Ancillary Agreements and not otherwise), no past, present or future equity holder, controlling person, director, officer, employee, agent, attorney, Affiliate, member, manager, general or limited partner, stockholder, investor or assignee of any party to this Agreement, nor any past, present or future equity holder, controlling person, director, officer, employee, agent, attorney, Affiliate, member, manager, general or limited partner, stockholder, investor or assignee of any of the foregoing, shall have any liability or obligation (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of the Sellers or the Buyer under this Agreement or the Ancillary Agreements (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

ARTICLE 14

MISCELLANEOUS

14.1 Fees and Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own expenses and the expenses of its Subsidiaries in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated herein, including all fees and expenses of any of its Representatives. Each Party shall each bear the fees and expenses of any broker, finder or investment bank retained by such Party or Parties and their respective Affiliates in connection with the Transaction. For the avoidance of doubt, the Purchase Price represents the consideration agreed among the Parties for the Transferred Assets and the Assumed Liabilities and does not include any costs or expenses, including fees and other charges, incurred in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transaction which shall be payable in accordance with this Section 14.1.

14.2 Further Actions. Each of the Parties hereto shall use reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law and execute and deliver such documents and other papers as may be required to consummate the Transaction and transfer all of the Transferred Assets and Assumed Liabilities. Notwithstanding anything to the contrary in this Agreement, no requirement to use “reasonable best efforts” under this Agreement shall require any Party or its Subsidiaries to pay any consent or similar fees to a Third Party or to agree to any adverse amendment to any Contract or any concession with any Third Party. For avoidance of doubt, this Agreement does not create any obligation on the Sellers to consummate the NTM Merger or take any actions to close the NTM Merger other than those provided in the NTM Merger Agreement and the Sellers shall not have any liability to Buyer as a result of any failure of the NTM Merger to be consummated or as a result of the termination of the NTM Merger Agreement in accordance with its terms.

14.3 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

14.4 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 14.4.

14.5 Submission to Jurisdiction. Any Proceedings based upon, arising out of or related to this Agreement or the Transaction shall be brought exclusively in the federal courts located in the State of New York, and, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York located therein, provided, however, that if such federal courts have finally determined that they do not have jurisdiction over such Proceeding, such Proceeding shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York, and, in each case, appellate courts therefrom. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Proceedings, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceedings shall be heard and determined only in any such court, and agrees not to bring any Proceedings arising out of or relating to this Agreement or the Transaction in any other court (including state court prior to the time that a final determination of non-jurisdiction has occurred). Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 14.5.

14.6 Specific Performance. The Parties acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, each of the Sellers and the Buyer would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that, in addition to all other remedies available at law or in equity, the other Party shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable). Each of the Sellers and the Buyer agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

14.7 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the Parties.

14.8 No Assignment. The Buyer may assign its rights, interest or obligations under this Agreement to any of the direct or indirect Subsidiaries of Buyer, provided that (a) no such assignment shall relieve the Buyer of its obligations to the Sellers hereunder and (b) the assignment will not result in any incremental Taxes or other costs or expenses for which any Seller or any Affiliate of any Seller would be responsible, provided that with respect to clause (b), such Seller’s or Affiliate’s remedy shall be a reimbursement of such costs and expenses. Either Seller may assign its rights, interest or obligations under this Agreement to any of its direct or indirect Subsidiaries, provided that (a) no such assignment shall relieve such Seller of its obligations to the Buyer hereunder and (b) the assignment will not result in any incremental Taxes or other costs or expenses for which the Buyer or any of its Affiliate would be responsible, provided that with respect to clause (b), the Buyer’s or such Affiliate’s remedy shall be a reimbursement of such costs and expenses. Other than the preceding, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the Buyer, in the case of assignment by any Seller, and of the Sellers, in the case of any assignment by the Buyer. Subject to the preceding sentence, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

14.9 Waiver. The Parties’ rights and remedies are cumulative and not alternative. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each Party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any Party shall be binding only if set forth in an instrument in writing signed on behalf of such Party. No failure or delay in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall be deemed to or shall constitute a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall be deemed to or shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege hereof.

14.10 Withholding. The Buyer shall be entitled to deduct and withhold from any payments to be made hereunder only such amounts, if any, that it is required to deduct and withhold on account of Taxes under applicable Law; provided, however, that Buyer shall use reasonable best efforts to give the Sellers written notice (including reasonable detail regarding the basis for such withholding and the amount of the proposed withholding) at least ten (10) Business Days before any such deduction or withholding and cooperate with the Sellers to mitigate or eliminate any such withholding to the extent permitted by applicable Law. To the extent any amounts are so deducted and withheld in accordance with the previous sentence, and duly and timely deposited with the appropriate Governmental Authority by the Buyer, such amounts shall be treated for purposes of this Agreement as having been paid to the Sellers in respect of which such deduction and withholding was made.

14.11 Notices. All notices hereunder will be in writing and in the English language and will be deemed to have been received (a) upon receipt of a registered letter, (b) the next Business Day following proper deposit with an internationally recognized express overnight delivery service or (c) upon receipt of an electronic transmission, upon confirmation of such receipt in writing (which may be via email) by the recipient thereof. Notices will be addressed as follows:

If to Sprint:

Sprint Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Attention: General Counsel

Email: office.chief.legal.officer@sprint.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105

Attention: Brandon C. Parris

Email: BParris@mofo.com

If to TMUS, or after the closing of the NTM Merger, to Sprint:

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

Attention: Dave Miller

Email: dave.miller@t-mobile.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: David Allinson, Josh Dubofsky, Tom Malone

Email: David.Allinson@lw.com, Josh.Dubofsky@lw.com, Thomas.Malone@lw.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Adam O. Emmerich, David K. Lam

Email: AOEmmerich@wlrk.com, DKLam@wlrk.com

If to the Buyer:

DISH Network Corporation

9601 S. Meridian Boulevard

Englewood, CO 80112

Attn: General Counsel

Email: tim.messner@dish.com; jeffrey.blum@dish.com;

thomas.cullen@dish.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attn: Scott Miller and Scott Crofton

Email: millersc@sullcrom.com; croftons@sullcrom.com

or to such other address as any Party may, from time to time, designate in a written notice given in like manner.

14.12 Complete Agreement. This Agreement and the other documents and writings referred to herein or delivered pursuant hereto (including the Ancillary Agreements and, with respect to Sprint and TMUS only, the NTM Merger Agreement) contain the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Each of Sprint (for itself and its Affiliates and the Parent Affiliates) and TMUS (for itself and its Affiliates and the Parent Affiliates) agrees that the entry into, and performance of its respective obligations under, this Agreement, are consistent with and in furtherance of each party’s obligations under the NTM Merger Agreement, and that such actions shall not (i) be deemed to amend, modify the terms of or expand the obligations of the parties under the NTM Merger Agreement, and (ii) so long as the performance of such party’s obligations under this Agreement are in accordance with the terms of this Agreement, serve as a basis for a claim of breach of any applicable representation, warranty or covenant by such party in the NTM Merger Agreement.

14.13 Publicity. From and after the date hereof, the Parties will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the Transaction and shall not issue any such publication or press release prior to such consultation and agreement except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange rule or regulation, (ii) to the extent the information contained in such publication or press release relating to this Agreement or the transactions contemplated hereby is substantially consistent with the information included in a press release or other public statement to which the Parties have previously mutually agreed. Notwithstanding the foregoing and for avoidance of doubt, this Section 14.13 shall not limit TMUS’s and Sprint’s ability to issue publications or press releases relating to the NTM Merger, including publications or press releases that specifically reference the Transaction. The Parties agree that the initial press release to be issued with respect to the Transaction shall be in the form agreed by the Parties.

14.14 Severability. Any provision of this Agreement that is determined to be invalid, illegal or unenforceable by any court of competent jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

14.15 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person or corporation, other than the Parties and their permitted successors or assigns, any legal or equitable rights, remedies or claims under or by reason of this Agreement or any provision of this Agreement.

14.16 Waiver of Conflicts. Latham & Watkins LLP, DLA Piper, Cleary Gottlieb Steen & Hamilton LLP and Wachtell, Lipton, Rosen & Katz have acted as legal counsel to the TMUS, its Affiliates and its Parent Affiliates prior to the Closing and Morrison & Foerster LLP and Skadden, Arps, Slate, Meagher & Flom LLP has acted as legal counsel to Sprint, its Affiliates and its Parent Affiliates prior to the Closing (each such legal counsel, “Prior Counsel”). Each Prior Counsel intends to act as legal counsel to the Sellers, their respective Affiliates and their respective Parent Affiliates after the Closing. The Buyer hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Prior Counsel representing the Sellers, their respective Affiliates or their respective Parent Affiliates after the Closing to the extent such representation relates to the Business or the Transaction. All communications involving attorney-client confidences between the Sellers, their respective Affiliates and their respective Parent Affiliates and Prior Counsel in the course of the negotiation, documentation and consummation of the Transaction (the “Counsel Communications”) shall be deemed to be attorney-client confidences that belong solely to the Sellers, their respective Affiliates and their respective Parent Affiliates. Accordingly, the Buyer shall not have access to any such communications, or to the files of Prior Counsel relating to its engagement, whether or not the Closing shall have occurred.

14.17 Bulk Transfer Laws. The Buyer hereby waives compliance by the Sellers and their respective Affiliates with the provisions of any bulk sales, bulk transfer or other similar Laws of any jurisdiction in connection with the Transaction.

14.18 No Other Duties. The only duties and obligations of the Parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

14.19 Counterparts and Delivery. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signed counterpart of this Agreement may be delivered by facsimile or other form of electronic transmission (e.g., pdf), with the same legal force and effect as delivery of an originally signed agreement.

[signature page follows]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of and on the date first above written.

T-MOBILE US, INC.

By:	/s/ John J. Legere
Name: John J. Legere
Title: Chief Executive Officer

SPRINT CORPORATION

By:	/s/ Marcelo Claure
Name: Marcelo Claure
Title: Executive Chairman

DISH NETWORK CORPORATION

By:	/s/ Charles W. Ergen
Name: Charles W. Ergen
Title: Chairman

[Signature Page to Asset Purchase Agreement (Prepaid Business)]

Annex A

Table of Defined Terms

Term	Section
“$”	Section 1.3(o)
“401(k) Plan”	Section 1.1
“Accounting Firm”	Section 2.5(d)
“Acquisition Proposal”	Section 5.6
“Affiliate”	Section 1.1
“Agreed Amount”	Section 13.3(d)
“Agreement”	Preamble
“Allocation Notice of Objection”	Section 2.6(a)
“Amended and Restated Confidentiality Agreement”	Section 1.1
“Ancillary Agreements”	Section 1.1
“Antitrust Laws”	Section 1.1
“Articles”	Section 1.3(m)
“Asset Acquisition Statement”	Section 2.6(a)
“Assumed Liabilities”	Section 2.3(a)
“Bill of Sale and Assignment and Assumption Agreement”	Section 10.2(a)(i)
“Boost Business”	Section 1.1
“Business”	Section 1.1
“Business Confidential Information”	Section 12.1(c)
“Business Day”	Section 1.1
“Business Employee”	Section 6.1
“Buyer”	Preamble
“Buyer 401(k) Plan”	Section 6.6
“Buyer Cure Period”	Section 11.1(c)(i)
“Buyer Fundamental Representations”	Section 13.4
“Buyer Indemnified Parties”	Section 13.1
“Buyer Material Adverse Effect”	Section 4.3
“Buyer Plans”	Section 6.4
“Claim Notice”	Section 1.1
“Claimed Amount”	Section 1.1
“Closing Date”	Section 10.1
“Closing”	Section 10.1
“Code”	Section 1.1
“Company”	Recitals
“Confidential Information”	Section 12.1(b)
“Consent”	Section 5.3(a)
“Contract”	Section 1.1
“Controlling Party”	Section 1.1

Term	Section
“Counsel Communications”	Section 14.16
“Covered Taxes”	Section 7.3
“Deductible Amount”	Section 13.6
“Disclosure Schedules”	Article 3
“DOJ”	Section 1.1
“DOJ Consent”	Section 1.1
“DOJ Final Judgment”	Section 1.1
“Dollar”	Section 1.3(o)
“dollar”	Section 1.3(o)
“DT”	Definition of “Affiliate”
“Encumbrance”	Section 1.1
“ERISA”	Section 1.1
“Example Net Working Capital Statement”	Section 1.1
“Excluded Assets”	Section 2.2(b)
“Excluded Liability”	Section 2.3(b)
“Exhibits”	Section 1.3(m)
“Expected Claim Notice”	Section 1.1
“FCC”	Section 1.1
“FCC 214 Application”	Section 1.1
“FCC 214 Approval”	Section 1.1
“FCC Consent”	Section 1.1
“FCC MNSA Approval”	Section 1.1
“Federal Trade Commission Act”	Section 1.1
“Governing Document”	Section 1.1
“Governmental Authority”	Section 1.1
“Governmental Order”	Section 1.1
“HSR Act”	Section 1.1
“Indebtedness”	Section 1.1
“Indemnified Party”	Section 1.1
“Indemnifying Party”	Section 1.1
“Intellectual Property”	Section 1.1
“Inventory”	Section 1.1
“IRS”	Section 3.10(e)
“Knowledge of the Sellers”	Section 1.1
“Law”	Section 1.1
“Liabilities”	Section 1.1
“Loss”	Section 1.1
“Marks”	Section 1.1
“Material Adverse Effect”	Section 1.1
“MNSA”	Section 1.1
“Month Start Date”	Section 10.1

Term	Section
“Non-Controlling Party”	Section 1.1
“Notice of Objection”	Section 2.5(c)(i)
“NTM Network”	Section 1.1
“NWC Statement”	Section 2.5(a)
“Ordinary Course of Business”	Section 1.1
“Parent Affiliates”	Section 1.1
“Parties”	Preamble
“Party”	Preamble
“Patents”	Section 1.1
“Permit”	Section 1.1
“Permitted Encumbrances”	Section 1.1
“Person”	Section 1.1
“Plan”	Section 1.1
“Prior Counsel”	Section 14.16
“Proceedings”	Section 1.1
“Purchase Price”	Section 2.4
“Records”	Section 1.1
“Registered Intellectual Property”	Section 1.1
“Regulatory Approvals”	Section 1.1
“Rejected Inventory”	Section 5.11(a)
“Remedy Exceptions”	Section 3.2
“Representatives”	Section 1.1
“Response”	Section 13.3(d)
“Retention Agreements”	Section 6.8
“Schedules”	Section 1.3(m)
“Sections”	Section 1.3(m)
“Seller Fundamental Representations”	Section 13.4
“Seller Indemnified Parties”	Section 13.2
“Sellers Cure Period”	Section 11.1(b)(i)
“Sellers”	Preamble
“Short-Form IP Assignment Agreement”	Section 1.1
“SoftBank”	Definition of “Affiliate”
“Software”	Section 1.1
“Specified Assets”	Section 1.1
“Specified Liabilities”	Section 1.1
“Sprint Prepaid Business”	Section 1.1
“Straddle Period”	Section 7.3
“Subsidiary”	Section 1.1
“Tax Return”	Section 1.1
“Tax”	Section 1.1
“Taxes”	Section 1.1

Term	Section
“Taxing Authority”	Section 1.1
“Termination Date”	Section 1.1
“Terminating Buyer Breach”	Section 11.1(c)(i)
“Terminating Sellers Breach”	Section 11.1(b)(i)
“Third Party Claim”	Section 1.1
“Third Party”	Section 1.1
“Transaction”	Section 1.1
“Transaction Bonuses”	Section 1.1
“Transaction Process”	Section 1.1
“Transfer Taxes”	Section 7.4
“Transferred Assets”	Section 2.1(a)
“Transferred Contract”	Section 1.1
“Transferred Employees”	Section 6.1
“Transferred Intellectual Property”	Section 1.1
“Transferred Records”	Section 1.1
“Transition Services Agreement”	Section 1.1
“Virgin License”	Section 8.1(c)
“Virgin Mobile Business”	Section 1.1

A-4